STOCK PURCHASE AGREEMENT

dated as of March 2, 2010

between

La Cortez Energy, Inc.

and

Avante Petroleum S.A.

relating to the purchase and sale

of

100% of the Common Stock

of

Avante Colombia S.à r.l.

Table of Contents

ARTICLE I. DEFINITIONS		1
1.1	Definitions	1
1.2	Other Defined Terms	6
ARTICLE II. PURCHASE AND SALE		8
2.1	Purchase and Sale of the Acquired Shares	8
2.2	Closing Date	9
2.3	Transactions to be Effected at the Closing	9
2.4	Closing Cash Amount	9
2.5	Escrow	11
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER		11
3.1	Organization and Good Standing	11
3.2	Capitalization	12
3.3	Subsidiaries of the Acquired Company	13
3.4	Authority and Enforceability	14
3.5	No Conflicts; Authorizations	14
3.6	Financial Statements	15
3.7	No Undisclosed Liabilities	15
3.8	Inventory	15
3.9	Accounts Receivable	15
3.10	Taxes	16
3.11	Compliance with Law	17
3.12	Authorizations	17
3.13	Title to Personal Properties	18
3.14	Real Property	19
3.15	Intellectual Property	19
3.16	Absence of Certain Changes or Events	21
3.17	Contracts	23
3.18	Litigation	25
3.19	[Reserved].	25
3.20	Labor and Employment Matters	26
3.21	Environmental	27
3.22	Insurance	28
3.23	Product Warranty	28
3.24	Books and Records	29
3.25	Suppliers	29
3.26	Brokers or Finders	29
3.27	Bank Accounts	29
3.28	Powers of Attorney	29
3.29	Support Services	30
3.30	Hydrocarbon Matters	30
3.31	Representations Relating to Seller’s Acquisition of the Purchase Price Shares	31
3.32	No Corrupt Practices	33

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		34
4.1	Organization and Good Standing	34
4.2	Capitalization	35
4.3	Subsidiaries of Buyer	36
4.4	Authority and Enforceability	37
4.5	No Conflicts; Authorizations	37
4.6	Financial Statements	37
4.7	No Undisclosed Liabilities	38
4.8	Buyer SEC Filings	38
4.9	Inventory	38
4.10	Accounts Receivable	38
4.11	Taxes	39
4.12	Compliance with Law	40
4.13	Authorizations	40
4.14	Title to Personal Properties	41
4.15	Real Property	41
4.16	Intellectual Property	41
4.17	Absence of Certain Changes or Events	43
4.18	Contracts.	44
4.19	Litigation	45
4.20	[Reserved]	45
4.21	Labor and Employment Matters	46
4.22	Environmental.	46
4.23	Insurance	47
4.24	Product Warranty	48
4.25	Books and Records	48
4.26	Suppliers	48
4.27	Brokers or Finders	49
4.28	Powers of Attorney	49
4.29	Hydrocarbon Matters	49
4.30	No Corrupt Practices	51
4.31	No Other Representations; No Reliance	52
ARTICLE V. COVENANTS OF SELLER		52
5.1	Resignations	52
5.2	Employees	52
5.3	Intercompany Liabilities; Indebtedness; Release of Liens	53
5.4	Confidentiality	53
5.5	Restrictive Covenants	53
5.6	Insurance	54
5.7	Extension of Production Contracts	55
5.8	Maintenance of Bogotá Office	55
5.9	Lock-Up; No Shorting	55
ARTICLE VI. COVENANTS OF BUYER		56
6.1	Environmental Matters	56
6.2	Other Covenants	56

ARTICLE VII. COVENANTS OF BUYER AND SELLER		56
7.1	Regulatory Approvals	56
7.2	Public Announcements	57
7.3	Tax Matters	57
7.4	Use of Certain Names	60
7.5	Further Assurances	60
7.6	Joint Venture	60
ARTICLE VIII. CONDITIONS TO CLOSING		60
8.1	Conditions to Obligations of Buyer and Seller	60
8.2	Conditions to Obligation of Buyer	61
8.3	Conditions to Obligation of Seller	62
ARTICLE IX. [RESERVED]		63
ARTICLE X. INDEMNIFICATION		63
10.1	Survival	63
10.2	Indemnification by Seller	64
10.3	Indemnification by Buyer	65
10.4	Indemnification Procedures for Third Party Claims	66
10.5	Indemnification Procedures for Non-Third Party Claims	69
10.6	Payment of Claims	69
10.7	No Contribution	69
10.8	No Consequential Damages	69
10.9	Tax Treatment of Indemnification Payments	70
10.10	Mitigation	70
10.11	Exclusive Remedy	70
ARTICLE XI. MISCELLANEOUS		70
11.1	Notices	70
11.2	Amendments and Waivers	72
11.3	Expenses	72
11.4	Successors and Assigns	72
11.5	Governing Law	72
11.6	Consent to Jurisdiction	72
11.7	Dispute Resolution	73
11.8	Counterparts	74
11.9	Third Party Beneficiaries	75
11.10	Entire Agreement	75
11.11	Captions	75
11.12	Severability	75
11.13	Specific Performance	75
11.14	Interpretation	75

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of March 2, 2010 (the “Agreement”), between La Cortez Energy, Inc., a Nevada corporation (“Buyer”), and Avante Petroleum S.A., a Luxembourg corporation (“Seller”).

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, €100 par value (the “Acquired Shares”), of Avante Colombia S.à r.l., a Luxembourg limited liability company (the “Acquired Company”); and

WHEREAS, Seller desires to sell the Acquired Shares to Buyer, and Buyer desires to purchase the Acquired Shares from Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

 “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Bogotá, New York or Luxembourg are authorized or required by Law to close.

“Buyer Company” means Buyer, and each of Buyer’s domestic and foreign Subsidiaries, and “Buyer Companies” means, collectively, Buyer and all such Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Claim” means any (i) Lien, interest arising in connection with community property laws or other laws relating to the rights of spouses, claim, preferential purchase right, option, right of first refusal, indenture, production payment, restriction, burden, right of purchase or right of a vendor under any title retention or conditional sale agreement, or (ii) arrangement, contract, commitment, understanding or obligation of any nature whatsoever which serves to restrict or impair the value of a property or security.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, service order, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

“Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law, otherwise asserting that any Pre-Closing Environmental Liability has occurred.

 “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of Hazardous Substances.

“Environmental Permits” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

“Government Official” means any officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any national, federal, state, local, or municipal government, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Substances” means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials, and all other materials, chemicals and substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law.

“Hydrocarbon Interests” means all presently existing interests, direct and indirect, of a Person (including working, royalty and overriding royalty interests, leasehold interests, production payments, operating rights, net profits interests, reversionary interests, after payout interests, participation rights or interests, other non-working interests and non-operating interests) in: (i) the Production Contracts; (ii) interests in and rights with respect to Hydrocarbons or revenues therefrom and Contracts in connection therewith and claims and rights thereto; (iii) oil and gas unitization, pooling, and communitization agreements, declarations and orders (including all amendments or modifications thereto) relating to the Production Contracts (including all units formed under orders, regulations, rules, or other official acts of any governmental agency having jurisdiction, and including participating interests created under operating or similar agreements); (iv) all surface leases, farmout and farmin agreements, division orders, transfer orders, gas sales or purchase contracts, operating agreements, contracts, and other agreements and instruments (including all amendments thereto and any agreements settling claims asserted hereunder); (v) all easements, rights of way, licenses, permits, saltwater disposal facilities, fresh water facilities, injection facilities, inventory, yards and field offices; (vi) all Wells; and (vii) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric facilities, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing and all other personal property, equipment and fixtures owned or leased in connection therewith. For the avoidance of doubt, with respect to the Acquired Company and its Subsidiaries, the term “Hydrocarbon Interests” does NOT include any cash and/or cash equivalents related to the Production Contracts or the operation of the Production Contracts or the Operating Joint Venture, whether held in accounts of Seller, accounts of the Acquired Company, or accounts of the Operating joint Venture.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other hydrocarbons produced or processed in association therewith.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Joint Venture Account” is the account nr. 00741166-3 at Helm Bank, in Bogotá, Colombia, held by Acquired Company on behalf of the Operating Joint Venture, with the purpose of financing the re-development and operations of the Production Contracts and any other cost related to the Operating Joint Venture.

“Knowledge” of a Person or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers (including the chief executive officer, the chief financial officer, the financial controller and the directors or managers of production, operations and exploration (or their equivalents)) of the Person or its Subsidiaries.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

“Material Adverse Effect” on a Person means a material adverse effect on the condition (financial or otherwise), operations or results of operations of that Person and its Subsidiaries taken as a whole.

“Operating Joint Venture” means the Joint Venture as defined in the joint operating agreement dated April 28, 2006, between Avante Colombia Ltd. Sucursal en Colombia and Vetra Exploración y Producción S.A. (formerly known as Petrotesting Colombia S.A.), for the purpose of operating the Production Contracts.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property taxes not yet due and payable and with respect to which adequate reserves are maintained, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the businesses or the present or proposed use of the affected property and (c) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pre-Closing Environmental Liabilities” of a Person means Liabilities based upon or arising out of (a) the ownership or operation of the businesses or Contracts of a Person and its Subsidiaries on or prior to the Closing, or (b) the ownership, operation or condition of any real property currently or formerly owned, operated or leased by the Acquired Company or any of its Subsidiaries at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure or omission to maintain, modify or comply with any Environmental Permit or regulation, (iii) the presence or Release of any Hazardous Substance at, on or under any real property currently or formerly owned, operated or leased by the Person or any of its Subsidiaries at any time on or prior to the Closing, but excluding any naturally occurring Hydrocarbons, or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the businesses of the Person and its Subsidiaries.

“Production Contracts” means any oil and gas leases, contracts, agreements and other rights giving a Person the right to own or acquire oil and gas interests and to explore for and develop Hydrocarbons.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Buyer and Seller, in the form attached to the Subscription Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment that does not occur naturally.

 “Relevant Group” means, with respect to Buyer or Seller as the context indicates, any affiliated, combined, consolidated, unitary or similar group of which any the Buyer Company or the Seller Company, as the case may be, is or was a member.

“Reserve Report” means the reserve report provided to Seller by Collarini Associates, Houston, USA, in 2008.

 “Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Company” means Seller, and each of Seller’s domestic and foreign Subsidiaries, including, prior to the Closing, the Acquired Company and its Subsidiaries, and “Seller Companies” means, collectively, Seller and all such Subsidiaries.

“Stockholder Agreement” means the Stockholder Agreement by and between Buyer and Seller, in the form attached to this Agreement as Exhibit A.

“Subscription Agreement” means the Subscription Agreement by and between Buyer and Seller, in the form attached to this Agreement as Exhibit B.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.  The term “Subsidiary” shall also include any branch of a Person or any Subsidiary of a Person, whether or not incorporated and whether or not having separate legal existence.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, Colombian foreign exchange regime, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Transaction Documents” means this Agreement and all other agreements, instruments, schedules and other documents entered into or to be entered into or furnished or to be furnished  pursuant hereto, or in connection with the execution or performance of this Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Wells” means all Hydrocarbon wells existing under or pursuant to the Production Contracts.

“$” means United States dollars.

1.2           Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquired Audited Financial Statements	3.6
Acquired Balance Sheet	3.6
Acquired Balance Sheet Date	3.6
Acquired Company	Recitals
Acquired Company Intellectual Property	3.15(e)
Acquired Financial Statements	3.6
Acquired Interim Financial Statements	3.6
Acquired Shares	Recitals
Acquired Subsidiary Shares	3.3(b)
Acquisition	2.1
Action	3.18(a)
Agreement	Preamble
Applicable Survival Period	10.1(d)
Avante Marks	3.15(b)
Bogotá Office	5.8
Buyer	Preamble

Buyer Audited Financial Statements	4.6
Buyer Balance Sheet	4.6
Buyer Balance Sheet Date	4.6
Buyer Common Stock	2.1
Buyer Disclosure Schedule	Preamble to Article IV
Buyer Financial Statements	4.6
Buyer Indemnitees	10.2(a)
Buyer Intellectual Property	4.16(d)
Buyer Interim Balance Sheet	4.6
Buyer Interim Balance Sheet Date	4.6
Buyer Interim Financial Statements	4.6
Buyer Leased Personal Property	4.14(c)
Buyer Leased Real Property	4.15
Buyer Marks	4.16(a)
Buyer Material Contract	4.18(b)
Buyer Minor Contract	4.18(e)
Buyer Nondisclosure Agreements	4.16(g)
Buyer Owned Real Property	4.15
Buyer Policies	4.23(a)
Buyer Real Property	4.15
Buyer SEC Reports	4.8
Buyer Subsidiary Shares	4.3(b)
Buyer Tax Losses	10.2(d)
Closing	2.2
Closing Cash Amount	2.4(a)
Closing Date	2.2
Closing Statement	2.4(b)
Consents	3.5(a)
Copyrights	3.15(a)
Dispute	11.7(a)
Environmental Losses	10.2(c)
Escrow Agent	2.3(c)
Escrow Agreement	2.3(c)
Escrow Purchase Price Shares	2.3(a)
Estimated Closing Cash Amount	2.4(a)
Exchange Act	3.31(h)
Final Closing Cash Amount	2.4(e)
Generic Buyer Warranty Losses	10.2(b)
In-Bound Licenses	3.15(c)
Independent Expert	2.4(d)
Initial Purchase Price Shares	2.3(a)
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)
Liabilities	3.7
Locked-up Securities	5.9(a)
Lock-Up Period	5.9(a)

Losses	10.2(a)
Lux GAAP	3.6
Marks	3.15(a)
Material Contracts	3.17(b)
Medical Plan	3.20(d)
Minor Contracts	3.17(e)
Notice of Claim	10.4(a)
Notice of Dispute	11.7(a)
Notice of Objection	2.4(c)
Out-Bound Licenses	3.15(d)
Patents	3.15(a)
Policies	3.22(a)
Post-Cutoff Period	7.3(c)(ii)
Pre-Cutoff Period	7.3(c)(ii)
Products	3.23
Prohibited Seller	3.31(e)
Proprietary Information	3.15(a)
Purchase Price Shares	2.1
Remedial Work	10.4(d)
Representatives	5.4(a)
Review Period	2.4(c)
Rules	11.7(c)(i)
Seller	Preamble
Seller Disclosure Schedule	Preamble to Article III
Seller Indemnitees	10.3(a)
Seller Leased Personal Property	3.13(c)
Seller Leased Real Property	3.14
Seller Nondisclosure Agreements	3.15(h)
Seller Owned Real Property	3.14
Seller Party	7.3(d)(ii)
Seller Real Property	3.14
Seller Warranty Losses	10.3(b)
Share Value	10.6
Software	3.15(a)
Third Party Claim	10.4(a)
Third Party Defense	10.4(b)
US GAAP	4.6

ARTICLE II.
PURCHASE AND SALE

2.1           Purchase and Sale of the Acquired Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Acquired Shares free and clear of all Liens. The aggregate purchase price for the Acquired Shares is 10,285,819 newly issued shares (the “Purchase Price Shares”) of the common stock, par value $0.001 per share, of Buyer (“Buyer Common Stock”). The Purchase Price Shares shall be delivered as provided in Section 2.3. The purchase and sale of the Acquired Shares is referred to in this Agreement as the “Acquisition”.

2.2           Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP, in New York, New York, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

2.3           Transactions to be Effected at the Closing.

(a)           Seller shall be entitled to receive immediately 8,785,819 of the Purchase Price Shares (the “Initial Purchase Price Shares”); the remaining 1,500,000 of the Purchase Price Shares (the “Escrow Purchase Price Shares”), shall be deposited in escrow pursuant to Section 2.3(d) and shall be held and disposed of in accordance with the terms of the Escrow Agreement.

(b)           At the Closing, Buyer shall deliver to Seller (i) an original certificate or certificates representing the Initial Purchase Price Shares, (ii) all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement, and (iii) the Estimated Closing Cash Amount, to be paid by wire transfer of immediately available funds to an account designated in writing by Seller.

(c)           At the Closing, Buyer, Seller and Robert Jan Jozef Lijdsman, civil law notary in Amsterdam, the Netherlands (the “Escrow Agent”) shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

(d)           At the Closing, Seller shall deliver to Buyer (or if Buyer so elects, to a Subsidiary of Buyer) (i) certificates for the Acquired Shares duly endorsed or accompanied by stock powers duly endorsed in blank (or if the Acquired Shares are not certificated, (ii) a duly executed instrument of assignment thereof in proper form under the laws of Luxembourg, (iii) a certified copy of the share register of the Acquired Company), with any required transfer stamps affixed thereto, (iv) all other documents and instruments necessary to vest in Buyer (or its Subsidiary) all of Seller’s right, title and interest in and to the Acquired Shares, free and clear of all Liens, and (v) all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

(e)           At the Closing, Buyer and Seller shall also close on the transactions specified in the Subscription Agreement.

2.4           Closing Cash Amount.

(a)           The estimated amount (the “Estimated Closing Cash Amount”), as of the Closing Date, of the Acquired Company’s share of the cash balance in the Joint Venture Account maintained by the Acquired Company as operator of the Operating Joint Venture (the “Closing Cash Amount”) is nil ($0).

(b)           Within 60 days after the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to Seller an unaudited statement, which shall set forth Buyer’s calculation of the Closing Cash Amount as of the Closing Date (the “Closing Statement”), together with documentation supporting such calculation.  If Buyer fails to deliver a Closing Statement within the sixty-day period described above, the Estimated Closing Cash Amount will be deemed to be the Closing Cash Amount and no payments or adjustments will be made under this Section 2.4.

(c)           Upon receipt from Buyer, Seller shall have 15 days to review the Closing Statement (the “Review Period”). If Seller disagrees with Buyer’s calculation of the Closing Cash Amount, Seller may, on or prior to the last day of the Review Period, deliver a notice to Buyer (the “Notice of Objection”), which sets forth its objections to Buyer’s calculation of the Closing Cash Amount. Any Notice of Objection shall include a detailed written explanation of the reasons for disagreement with the Closing Statement, and shall set forth Seller’s calculation of the Closing Cash Amount based on such objections.

(d)           Unless Seller delivers the Notice of Objection to Buyer within the Review Period, Seller shall be deemed to have accepted Buyer’s calculation of the Closing Cash Amount and the amount specified by Buyer shall be final, conclusive and binding. If Seller delivers the Notice of Objection to Buyer within the Review Period, Buyer and Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the Closing Cash Amount. If, at the end of such period or any mutually agreed extension thereof, Buyer and Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Ernst & Young (or, if such firm shall decline or is unable to act, or has a conflict of interest with Buyer or Seller or any of their respective Affiliates another nationally recognized independent accounting firm mutually acceptable to Buyer and Seller (the “Independent Expert”)). The parties shall instruct the Independent Expert promptly to review this Section  and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Cash Amount calculated by Buyer requires adjustment. The Independent Expert shall base its determination solely on written submissions by Buyer and Seller and not on an independent review. Buyer and Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Buyer and Seller, as promptly as practicable but in no event later than 45 days after its retention, a report which sets forth its resolution of the disputed items and its calculation of the Closing Cash Amount; provided that in no event shall the Closing Cash Amount as determined by the Independent Expert be less than Buyer’s calculation of the Closing Cash Amount nor more than Seller’s calculation of the Closing Cash Amount set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. Each party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e)           The “Final Closing Cash Amount” means (i) the Estimated Closing Cash Amount if Buyer does not timely deliver a Closing Statement to Seller, (ii) the amount shown in the Closing Statement, if Seller does not timely deliver a Notice of Objection to Buyer, or (iii) if a Notice of Objection is so delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.4(d).  If the Final Closing Cash Amount is less than the Estimated Closing Cash Amount, Seller shall pay to Buyer, as an adjustment to the Purchase Price, an amount of cash equal to the difference between the Estimated Closing Cash Amount and the Final Closing Cash Amount.  If the Final Closing Cash Amount is more than the Estimated Closing Cash Amount, Buyer shall pay to Seller, as an adjustment to the Purchase Price, an amount of cash equal to the difference between the Estimated Closing Cash Amount and the Final Closing Cash Amount.  Any payment required under this section shall be made within three Business Days after the Final Closing Cash Amount has been finally determined and shall be made by wire transfer of immediately available funds to an account designated in writing by Buyer or Seller, as the case may be, at least one Business Day prior to such transfer.

2.5           Escrow.  On the Closing Date, Buyer shall deliver to the Escrow Agent a certificate (issued in the name of Seller or its nominee) representing the Escrow Purchase Price Shares, as described in Section 2.3(a), for the purpose of securing the indemnification obligations of Seller set forth in this Agreement.  The Escrow Shares shall be held by the Escrow Agent pursuant to the Escrow Agreement.  The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof that the statements contained in this ARTICLE III are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer (the “Seller Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Seller Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in sections corresponding to each Section of this ARTICLE III. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable section of the Seller Disclosure Schedule, and shall also qualify each other representation or warranty as to which the relevance of such item is reasonably apparent.

3.1           Organization and Good Standing.

(a)           Each of Seller and the Acquired Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Seller Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Acquired Company is qualified to do business.

(b)           Neither Seller nor the Acquired Company is in default under its Charter Documents. The Charter Documents of the Acquired Company in the forms attached to the Seller Disclosure Schedule are the Charter Documents of the Acquired Company as now in effect.

3.2           Capitalization.

(a)           The authorized Capital Stock of the Acquired Company consists of 66,759 shares of, par value €100.00 per share, for a total of €6,675,900.00. All of the Acquired Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Seller free and clear of all Liens. Upon transfer of the Acquired Shares to Buyer in accordance with the terms of ARTICLE II, Buyer will receive valid title to the Acquired Shares, free and clear of all Liens.

(b)           All of the Acquired Shares were issued in compliance with applicable Laws. None of the Acquired Shares was issued in violation of any Contract to which Seller or the Acquired Company is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)           Other than the Acquired Shares, the Acquired Company does not have outstanding any Equity Securities or any other securities. The Acquired Company is not a party or subject to any Contract obligating the Acquired Company to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Acquired Company. The Acquired Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d)           The Acquired Company is not a party to any joint venture, partnership, consortium or other similar agreement or arrangement.

(e)           The Acquired Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f)           Other than as set forth in this Agreement or any other Transaction Document, neither Seller nor the Acquired Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Acquired Shares.

(g)           There are no obligations, contingent or otherwise, of the Acquired Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, other than funds or investments related to the Operating Joint Venture or the Production Contracts.

3.3           Subsidiaries of the Acquired Company.

(a)           Each Subsidiary of the Acquired Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.   The Ministry of Mines has issued the correspondent Executive Resolution to grant authorization to Avante Colombia Ltd. to develop oil and gas activities in Colombia.

(b)           The Seller Disclosure Schedule contains a true and complete list of the Subsidiaries of the Acquired Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock. The outstanding shares of Capital Stock of each Subsidiary of the Acquired Company (collectively, the “Acquired Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable, and are owned by the Acquired Company or another Subsidiary of the Acquired Company free and clear of all Liens.  The assigned capital of any Subsidiary incorporated or established in Colombia and its respective supplementary capital investment have been credited with the Superintendency of Corporations and is duly registered with Banco de la República as a foreign investment.

(c)           All of the Acquired Subsidiary Shares were issued in compliance with applicable Laws. None of the Acquired Subsidiary Shares was issued in violation of any Contract to which Seller, the Acquired Company or any of its Subsidiaries is a party or is subject.

(d)           Other than the Acquired Subsidiary Shares set forth in the Seller Disclosure Schedule, no Subsidiary of the Acquired Company has outstanding any Equity Securities or any other securities. No Subsidiary of the Acquired Company is a party or subject to any Contract obligating such Subsidiary to issue any Equity Securities or any other securities and, to Seller’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of any Subsidiary of the Acquired Company. No Subsidiary of the Acquired Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)           No Subsidiary of the Acquired Company has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f)           Other than the Subsidiaries set forth in the Seller Disclosure Schedule, neither the Acquired Company nor any of its Subsidiaries directly or indirectly owns any Equity Securities or other securities in any Person.

(g)           No Subsidiary of the Acquired Company is a party to any joint venture, partnership, consortium or other similar agreement or arrangement, other than the Operating Joint Venture or related to the Production Contracts.

(h)           Other than as set forth in this Agreement or any other Transaction Document, none of Seller, the Acquired Company or any Subsidiary of the Acquired Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Acquired Subsidiary Shares.

(i)           There are no obligations, contingent or otherwise, of any Subsidiary of the Acquired Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than funds or investments related to the Operating Joint Venture or the Production Contracts.

3.4           Authority and Enforceability.  Seller has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.5           No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Seller, the Acquired Company or any of its Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Seller, the Acquired Company or any of its Subsidiaries is a party, (B) of which Seller, the Acquired Company or any of its Subsidiaries is a beneficiary or (C) by which Seller, the Acquired Company or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Seller, the Acquired Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Seller, the Acquired Company or any of its Subsidiaries. Section 3.5(a) of the Seller Disclosure Schedule sets forth all consents, waivers, assignments and other approvals that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Acquired Company or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Acquired Company and its Subsidiaries thereunder.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Seller, the Acquired Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for any such Authorization, Order, registration, declaration, filing or notice, that the failure to comply with would not result in a Material Adverse Effect on the Acquired Company or prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.6           Financial Statements. True and complete copies of the Acquired Company’s audited consolidated financial statements consisting of the consolidated balance sheet of the Acquired Company and its Subsidiaries as at December 31, 2007 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the year then ended (the “Acquired Audited Financial Statements”), and unaudited (but reviewed by the Acquired Company’s independent auditor) consolidated financial statements consisting of the balance sheet of the Acquired Company and its Subsidiaries as at December 31 in each of the years 2008 and  2009, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Acquired Interim Financial Statements” and together with the Acquired Audited Financial Statements, the “Acquired Financial Statements”), are included in the Seller Disclosure Schedule. The Acquired Financial Statements are true, complete and correct and have been prepared in accordance with Luxembourg generally accepted accounting principles (“Lux GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of the Acquired Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Acquired Audited Financial Statements). The Acquired Financial Statements are based on the books and records of the Acquired Company and its Subsidiaries, and fairly present the financial condition of the Acquired Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Acquired Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Acquired Company and its Subsidiaries as of December 31, 2009, is referred to herein as the “Acquired Balance Sheet” and the date thereof as the “Acquired Balance Sheet Date.” Each of the Acquired Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with Lux GAAP.

3.7           No Undisclosed Liabilities. The Acquired Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Acquired Balance Sheet as of the Acquired Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Acquired Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8           Inventory.  The Acquired Company and its Subsidiaries have no inventory (materials, supplies, parts, work-in-process or finished goods).

3.9           Accounts Receivable.  The accounts receivable of the Acquired Company and its Subsidiaries as set forth on the Acquired Balance Sheet or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice.

3.10           Taxes.

(a)           All Tax Returns required to have been filed by each Seller Company or a Relevant Group in respect of any material Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects, in all material respects, liability for Taxes and all other information required to be reported thereon. All Taxes owed by any Seller Company or any member of a Relevant Group in respect of any Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Seller Companies have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b)           There is no action or audit currently pending or, to the Knowledge of Seller, proposed or threatened against, or with respect to, the Seller Companies in respect of any Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries. No Seller Company is the beneficiary of any extension of time within which to file any Tax Return of or relating to the Acquired Company or any of its Subsidiaries, nor have any of the Seller Companies made (or had made on their behalf) any requests for such extensions. To the Knowledge of Seller, no claim has ever been made by an authority in a jurisdiction where any of the Seller Companies do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in relation to the Acquired Company or any of its Subsidiaries. There are no Liens (other than Liens arising by operation of Law for Taxes not yet due) on any of the stock or assets of the Acquired Company or any of its Subsidiaries with respect to Taxes; nor are there any Liens on any of the stock or assets of any other Seller Company with respect to Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries.

(c)           The Seller Companies have withheld and timely paid all Taxes required to have been withheld and paid by or in respect of the Acquired Company or any of its Subsidiaries and have complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto.

(d)           There is no dispute or claim concerning any liability for Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries for which notice has been provided, or which, to the Knowledge of Seller, is asserted or threatened.  The Seller Disclosure Schedule (i) lists all national, state, local, and foreign income Tax Returns filed by any Seller Company with respect to the Acquired Company or any of its Subsidiaries for taxable periods ended on or after December 31, 2007, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller Company with respect to Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries since January 1, 2006. No Seller Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes payable or asserted to be payable by or in respect of the Acquired Company or any of its Subsidiaries or has agreed to (or is subject to) any extension of time with respect to such a Tax assessment or deficiency.

(e)           Neither the Acquired Company nor any of its Subsidiaries is, or has ever been, included in a U.S. consolidated tax return.  No affiliate of the Acquired Company has ever claimed losses in the United States on account of the Acquired Company or any of its Subsidiaries, or made any elections (by filing Form 8832 or otherwise) in the United States regarding the U.S. tax treatment of the Acquired Company or any of its Subsidiaries. Neither the Acquired Company nor any of its Subsidiaries is or has been (i) a “United States person” under Section 7701(a)(30) of the Code, (ii) engaged in the conduct of a trade or business in the United States under Section 882 of the Code, or (iii) a “controlled foreign corporation” under Section 957(a) of the Code.

(f)           Neither the Acquired Company nor any of its Subsidiaries has ever held a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(g)           The representations and warranties set forth in this Section 3.10 are the sole and exclusive representations and warranties of Seller under this Agreement that address or relate in any way to any and all Tax matters.

3.11           Compliance with Law.

(a)           Each of the Acquired Company and its Subsidiaries has complied with each, and is not in violation of any, applicable Law to which the Acquired Company or any such Subsidiary or its respective business, operations, assets or properties is or has been subject, except for such noncompliance or violations that have not resulted and would not result in a Material Adverse Effect on the Acquired Company; provided, however, no representation or warranty in this Section 3.11 is made with respect to Environmental Laws, which are covered exclusively in Section 3.21, or Tax matters, which are covered exclusively in Section 3.10.

(b)           No event has occurred and no circumstances exist that with the passage of time or the giving of notice may reasonably be expected to result in a violation of, conflict with or failure on the part of the Acquired Company or any of its Subsidiaries to comply with, any existing Law, except for such noncompliance or violations that have not resulted and would not result in a Material Adverse Effect on the Acquired Company. To Seller’s Knowledge, neither the Acquired Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, or failure to comply with, any Law.

3.12           Authorizations.

(a)           Each of the Acquired Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Acquired Company or any such Subsidiary in the conduct of its business free and clear of all Liens, except for such Authorizations as to which the failure of the Acquired Company or its Subsidiaries to own, hold or lawfully use has not resulted and would not result in a Material Adverse Effect on the Acquired Company; provided, however, no representation or warranty in this Section 3.12 is made with respect to Environmental Permits, which are covered exclusively in Section 3.21. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All such Authorizations are listed in the Seller Disclosure Schedule.

(b)           No event has occurred and no circumstances exist that with the passage of time or the giving of notice may reasonably be expected to result in a violation of, conflict with, failure on the part of the Acquired Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization, except for such events that have not resulted and would not result in a Material Adverse Effect on the Acquired Company. To Seller’s Knowledge, neither the Acquired Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither the Acquired Company nor any of its Subsidiaries is in default, nor, to Seller’s Knowledge, has the Acquired Company or any of its Subsidiaries received notice of any claim of default, with respect to any Authorization.

(c)           No Person other than the Acquired Company or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which the Acquired Company or such Subsidiary owns or uses in the operation of its business as currently conducted or as proposed to be conducted, other than related to the Production Contracts.

3.13           Title to Personal Properties.

(a)           The Seller Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Acquired Company or any of its Subsidiaries as of the date of this Agreement, with a fair market value as of December 31, 2009 in excess of $10,000, specifying whether such property is owned or leased and the owner of such property and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)           With respect to personal properties and assets that are owned including all properties and assets reflected as owned on the Acquired Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Acquired Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens except for Permitted Liens.

(c)           With respect to personal properties and assets that are leased (“Seller Leased Personal Property”), the Acquired Company or one of its Subsidiaries has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the Acquired Company and, to the Knowledge of Seller, the other party(ies) thereto. None of the Acquired Company, any of its Subsidiaries or, to the Knowledge of Seller, any other party thereto is in breach of any of the terms of any such lease.

(d)           Other than the Acquired Company, its Subsidiaries, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Seller Leased Personal Property (solely to the extent of their interest in such Seller Leased Personal Property), no Person has any interest in any equipment or other tangible assets or properties used by the Acquired Company or any of its Subsidiaries. Without limiting the foregoing, neither Seller nor any of its Subsidiaries (other than the Acquired Company and its Subsidiaries) has any interest in any equipment or other tangible assets or properties used in the businesses of the Acquired Company and its Subsidiaries.

3.14           Real Property.  There is no (i) real property or interests in real property owned in fee by the Acquired Company or any of its Subsidiaries (the “Seller Owned Real Property”), or (ii) real property or interests in real property leased by the Acquired Company or any of its Subsidiaries (other than under the terms of the Production Contracts) (the “Seller Leased Real Property” and together with the Seller Owned Real Property, the “Seller Real Property”).

3.15           Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           Neither the Acquired Company nor any of its Subsidiaries owns any right, title or interest in or to any Software (other than as described below), Patents, Copyrights or Marks (other than the names “Avante” and “Avante Colombia” (the “Avante Marks”)).

(c)           The Seller Disclosure Schedule lists all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes the Acquired Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d)           There are no licenses, sublicenses or other agreements (“Out-Bound Licenses”) pursuant to which the Acquired Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Acquired Company Owned Intellectual Property or pursuant to which the Acquired Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)           The Acquired Company and/or one or more of its Subsidiaries exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Acquired Company and its Subsidiaries as they are currently conducted or proposed to be conducted, free and clear of Liens, or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Seller Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user license. The Avante Marks, together with the Proprietary Information and the Acquired Company’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Seller Disclosure Schedule or that are “shrink-wrap” or similar commercially available end-user licenses (collectively, the “Acquired Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Acquired Company’s and its Subsidiaries’ businesses as they are currently conducted and as proposed to be conducted.

(f)           Seller has no Knowledge of any challenges (or any basis therefor) with respect to the validity or enforceability of any Acquired Company Intellectual Property. Neither Seller, the Acquired Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Acquired Company Intellectual Property.

(g)           To Seller’s Knowledge, neither the Acquired Company nor any of its Subsidiaries, by conducting its business as currently conducted or as proposed to be conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. None of Seller, the Acquired Company or any of its Subsidiaries has received any communication alleging that the Acquired Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to Seller’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Seller’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Acquired Company or any of its Subsidiaries and none of the Acquired Company Intellectual Property is subject to any outstanding Order. To Seller’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Acquired Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Acquired Company Intellectual Property.

(h)           With respect to the Acquired Company’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Acquired Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Acquired Company or any of its Subsidiaries that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of the Acquired Company and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Acquired Company and its Subsidiaries. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Acquired Company or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between the Acquired Company or such Subsidiary and such third party (“Seller Nondisclosure Agreements”). True and complete copies of Seller Nondisclosure Agreements, and any amendments thereto, have been provided to Buyer. The Acquired Company and its Subsidiaries are, and to Seller’s Knowledge, all other parties thereto are, in compliance with the provisions of the Seller Nondisclosure Agreements. The Acquired Company and its Subsidiaries are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Acquired Company or any of its Subsidiaries to use, Proprietary Information owned by such third party.

(i)           The execution and delivery of this Agreement by Seller does not, and the consummation of the Acquisition (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Acquired Company Intellectual Property, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Acquired Company’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

3.16           Absence of Certain Changes or Events.  Since the Acquired Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a)           there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Company and its Subsidiaries taken as a whole;

(b)           neither the Acquired Company nor any of its Subsidiaries has amended or changed its Charter Documents;

(c)           neither the Acquired Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

(d)           neither the Acquired Company nor any of its Subsidiaries has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e)           neither the Acquired Company nor any of its Subsidiaries has altered any term of any outstanding Equity Security or other security;

(f)           neither the Acquired Company nor any of its Subsidiaries has (i) except in the ordinary course of business, increased or modified the compensation or benefits payable or to become payable by the Acquired Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, (ii) except as provided for in this Agreement, increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Acquired Company or any of its Subsidiaries, or (iii) entered into any employment, severance or termination agreement;

(g)           other than the sale of inventory in the ordinary course of business, neither the Acquired Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Acquired Company or any such Subsidiary;

(h)           neither the Acquired Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness;

(i)           neither the Acquired Company nor any of its Subsidiaries has created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements existing as of the Acquired Balance Sheet Date and Permitted Liens;

(j)           neither the Acquired Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k)           there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Acquired Company or any of its Subsidiaries;

(l)           none of Seller, the Acquired Company or the Subsidiaries of the Acquired Company has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this ARTICLE III untrue or incorrect;

(m)           there has not been any material damage, destruction or loss with respect to the property and assets of the Acquired Company or any of its Subsidiaries, whether or not covered by insurance;

(n)           none of Seller, the Acquired Company or any of its Subsidiaries has made any change in accounting practices;

(o)           none of Seller, the Acquired Company or any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(p)           none of Seller, the Acquired Company or any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17           Contracts.

(a)           The Seller Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Acquired Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i)           that concern the purchase and sale, gathering, transportation, compression or processing of Hydrocarbons or similar Contracts and that are (x) not terminable without penalty on ninety or less days notice or (y) can be reasonably expected to result in aggregate monthly revenues to the Acquired Company of more than $25,000 (based solely on the terms thereof and without regard to any expected increase in volumes or revenues) during the current or any subsequent calendar year;

(ii)           for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by the Acquired Company or any of its Subsidiaries of $25,000 or more, or (B) aggregate payments by the Acquired Company or any of its Subsidiaries of $25,000 or more;

(iii)           (A) for the sale by the Acquired Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, and that involves a specified annual minimum dollar sales amount by the Acquired Company or any of its Subsidiaries of $25,000 or more, or (B) pursuant to which the Acquired Company or any of its Subsidiaries received payments of more than $25,000 in the year ended December 31, 2009, or expects to receive payments of more than $25,000 in the year ending December 31, 2010;

(iv)           that requires the Acquired Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(v)           that (A) continues over a period of more than six months from the date hereof or (B) involves payments to or by the Acquired Company or any of its Subsidiaries exceeding $25,000, other than arrangements disclosed pursuant to the preceding subsections (i) and (iii);

(vi)           that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Acquired Company or any of its Subsidiaries without liability to the Acquired Company or such Subsidiary;

(vii)           that is a partnership, joint venture or similar Contract;

(viii)           that is a distribution, dealer, representative or sales agency Contract;

(ix)           that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by the Acquired Company or any of its Subsidiaries in any one case of $25,000 or more annually or $75,000 or more over the term of the lease;

(x)           that provides for the indemnification by the Acquired Company or any of its Subsidiaries of any Person, the undertaking by the Acquired Company or any of its Subsidiaries to be responsible for consequential damages, or the assumption by the Acquired Company or any of its Subsidiaries of any Tax, environmental or other Liability;

(xi)           with any Governmental Entity;

(xii)           that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(xiii)           for a charitable or political contribution in any one case in excess of $2,000 or in the aggregate greater than $5,000;

(xiv)           for any capital expenditure or leasehold improvement in any one case in excess of $25,000 or in the aggregate greater than $25,000;

(xv)           that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory, in each case, with respect to Hydrocarbon Interests;

(xvi)           that is an Out-Bound License or an In-Bound License;

(xvii)           that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xviii)           that is a collective bargaining Contract or other Contract with any labor organization, union or association;

(xix)           that is otherwise material to the Acquired Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 3.17.

(b)           Each Contract required to be listed in the Seller Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.

(c)           Neither the Acquired Company nor any of its Subsidiaries is, and to Seller’s Knowledge after reasonable inquiry, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Acquired Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. To Seller’s Knowledge after reasonable inquiry, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)           Seller has delivered or made available in its data room accurate and complete copies of each Material Contract to Buyer.

(e)           All Contracts other than Material Contracts to which the Acquired Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms, except where any such failure to be valid and enforceable individually or in the aggregate would not reasonably be expected have a Material Adverse Effect on the Acquired Company. Neither the Acquired Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Acquired Company or any of its Subsidiaries, except in either case where such default individually or in the aggregate would not reasonably be expected have a Material Adverse Effect on the Acquired Company.

3.18           Litigation.

(a)           There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to Seller’s Knowledge, threatened against or affecting the Acquired Company or any of its Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is no Action against any current or, to Seller’s Knowledge, former director or employee of the Acquired Company or any of its Subsidiaries with respect to which the Acquired Company or any such Subsidiary has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award against or affecting the Acquired Company or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which the Acquired Company or any of its Subsidiaries or any of their respective properties or assets are subject.  Each of the Acquired Company and its Subsidiaries is in compliance with the terms of each Order required to be set forth on the Seller Disclosure Schedule. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

3.19           [Reserved].

3.20           Labor and Employment Matters.

(a)           The Seller Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of the Acquired Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, contractor and consultant, and (ii) a list of all former directors, employees, contractors and consultants of the Acquired Company and its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former director, employee, contractor and consultant.

(b)           Neither the Acquired Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining agreement. There have not been since January 1, 2007, and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Acquired Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to Seller’s Knowledge, threatened. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)           Each of the Acquired Company and its Subsidiaries has complied in all material respects with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. The Acquired Company and its Subsidiaries have (i) complied with requirements of Colombian Law relating to the enrollment of their personnel in the General Integral Social Security System in health, pensions and professional risks and have properly and timely paid the monthly installments accrued in favor of the social security system; (ii) enrolled their employees in a Colombian Family Compensation Fund as required by Colombian Law; (iii) timely paid the salaries, legal and voluntary benefits, overtime, rest and holiday pay, social benefits, personal equipment, vacations, severances and other applicable labor benefits, to which their personnel were entitled in accordance with Colombian Law; and (iv) complied with the obligations stipulated in Law 100 of 1993 covering labor risks and accidents of their employees. The amounts referred to in Section 5.2 have been accounted for in the financial statements of the Acquired Company and its Subsidiaries.

(d)           The Acquired Company and its Subsidiaries have not established or provided employee benefits to its current or former employees or contractors under any employee benefit plans other than (i) plans and benefits required by Law and (ii) payment of 90% of medical insurance premiums (the “Medical Plan”).  The Medical Plan has been operated in compliance in all material respects with Colombian Law, and the Acquired Company and its Subsidiaries have satisfied their statutory and contractual obligations with respect to the Medical Plan in all material respects.

(e)           None of Seller, the Acquired Company or any its Subsidiaries is a party to any Contract which restricts the Acquired Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(f)           The Acquired Company and its Subsidiaries have complied and are in compliance with the requirements of all applicable immigration Laws.

(g)           Buyer and its Subsidiaries will have no severance, salary, bonus or other Liabilities with respect to the Employees of the Acquired Company to be terminated under Section 5.2 for any periods (except with respect to any such employees hired by Buyer, and then only with respect to periods from their respective hire dates).

3.21           Environmental.

(a)           Each of the Acquired Company and its Subsidiaries has obtained, and is in compliance with, all Environmental Permits required in connection with its operations and the Seller Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Seller Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. None of such Environmental Permits will be terminated or impaired or become terminable as a result of the Acquisition. Each of the Acquired Company and its Subsidiaries has been, and is currently, in compliance with all Environmental Laws.  None of Seller, the Acquired Company or any of its Subsidiaries has received notice alleging that the Acquired Company or any of its Subsidiaries is not in such compliance in all material respects with Environmental Laws.  To the Knowledge of Seller, no operator of Seller’s Hydrocarbon Interests has received notice alleging that, with respect to Seller’s Hydrocarbon Interests, such operator is not in compliance in all material respects with Environmental Laws.

(b)           There are no past, pending or, to Seller’s Knowledge, threatened Environmental Actions against the Acquired Company or any of its Subsidiaries, or to Seller’s Knowledge against any operator of the Acquired Company’s Hydrocarbon Interests relating to such Hydrocarbon Interests.  To Seller’s Knowledge, there are no past, pending or threatened Environmental Actions affecting the Acquired Company or any of its Subsidiaries or affecting any of the Acquired Company’s Hydrocarbon Interests.

(c)           Neither the Acquired Company nor any of its Subsidiaries, nor to Seller’s Knowledge any operator of the Acquired Company’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), has entered into or agreed to any Order, and neither the Acquired Company nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d)           Neither the Acquired Company nor any of its Subsidiaries, nor to Seller’s Knowledge any operator of the Acquired Company’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), has received an information request from any Governmental Entity under any Environmental Law.

(e)           Seller has provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of the Acquired Company, any Subsidiary of the Acquired Company or Seller (solely with respect to the Seller Real Property or any other real property formerly owned, operated or leased by the Acquired Company or any of its Subsidiaries) or that are in the possession of Seller or the Acquired Company and relate to any of the Acquired Company’s Hydrocarbon Interests.

(f)           The representations and warranties set forth in this Section 3.21 are the sole and exclusive representations and warranties of Seller under this Agreement that address or relate in any way to any and all environmental matters, including any Release or threatened Release of a Hazardous Substance or compliance with or liabilities under any Environmental Law or any Environmental Permit.

3.22           Insurance.

(a)           The Seller Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Acquired Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Acquired Company and its Subsidiaries during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           The Seller Disclosure Schedule describes any self-insurance arrangement by or affecting the Acquired Company or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)           All Policies are enforceable in accordance with their terms and will continue in full force and effect with respect to the Acquired Company and its Subsidiaries following the Acquisition.

(d)           All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Acquired Company nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of the Acquired Company and its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. Seller has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.23           Product Warranty.  Neither the Acquired Company nor any of its Subsidiaries has ever manufactured, sold, distributed, provided, shipped or licensed any products (“Products”) other than Hydrocarbons.

3.24           Books and Records.  The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Acquired Company and its Subsidiaries are correct and complete, and have been maintained in accordance with applicable Laws and commercial regulations and sound business practices. The minute books of the Acquired Company and its Subsidiaries contain accurate and complete records of all meetings, or actions taken by written consent, of the stockholders, the board of directors and any committees of the board of directors, of the Acquired Company and its Subsidiaries, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders, board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books. At the Closing, all of the books and records of the Acquired Company and its Subsidiaries (including those pertaining to the Real Properties and Hydrocarbon Interests and the other assets of the Acquired Company, those pertaining to the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records) will be in the possession of the Acquired Company. At the Closing, Seller will deliver, or cause to be delivered, to Buyer or its designee all of the minute books and other books and records of the Acquired Company and its Subsidiaries.

3.25           Suppliers.  The Seller Disclosure Schedule sets forth with respect to each of the Acquired Company and its Subsidiaries (a) each supplier from whom purchases exceeded $10,000 in the year ended December 31, 2009, and (b) each supplier who constitutes a sole source of supply to the Acquired Company or any of its Subsidiaries. The relationships of each of the Acquired Company and its Subsidiaries with each such supplier are good commercial working relationships. No such supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Acquired Company or any of its Subsidiaries. None of Seller, the Acquired Company or the Subsidiaries of the Acquired Company has received notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with the Acquired Company or any of its Subsidiaries or limit its services, supplies or materials to the Acquired Company or any of its Subsidiaries, either as a result of the Acquisition or otherwise.

3.26           Brokers or Finders.  Except for fees and commissions of $50,000 in cash and/or Buyer securities to Tucker Link, which Buyer has agreed to pay within five business days of Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Acquired Company or any of its Subsidiaries.

3.27           Bank Accounts.  The Seller Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Acquired Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto.

3.28           Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of the Acquired Company or any of its Subsidiaries in favor of any Person.

3.29           Support Services.  Seller provides no support or other services to the Acquired Company and its Subsidiaries other than those set forth in the Seller Disclosure Schedule.

3.30           Hydrocarbon Matters.  Without limiting the generality of any of the foregoing representations and warranties:

(a)           The Seller Disclosure Schedule contains a list of all Hydrocarbon Interests that were included in the Reserve Report that have been disposed of prior to the date hereof.

(b)           Each Hydrocarbon Interest entitles the Acquired Company or its Subsidiary to receive not less than the undivided interest set forth in (or derived from) the Reserve Report or the Seller Disclosure Schedule of all of the Hydrocarbons produced, saved and sold from or attributable to such Hydrocarbon Interest.

(c)           The Acquired Company or its Subsidiary has good and defensible title to all Hydrocarbon Interests free and clear of any Liens except (i) Liens reflected in the Reserve Report or in the Acquired Financial Statements, and (ii) Permitted Liens.

(d)           None of Seller or the Acquired Company or its Subsidiaries has received a written order from any Governmental Entity requiring, requesting or demanding, that any Well (i) be plugged and abandoned, or (ii) that has been plugged and abandoned has not been plugged and abandoned in accordance with applicable Contracts and the requirements of each Governmental Entity having jurisdiction over the subject Well.

(e)           None of the Acquired Company or its Subsidiaries has produced Hydrocarbons from its Hydrocarbon Interests in excess of regulatory allowances or other applicable limits imposed by any Laws or Governmental Entity on production, and Seller has no Knowledge of any impending change in production allowables imposed by any Laws or Governmental Entity that may be applicable to any of the wells in which it holds an interest, other than changes of general application in the jurisdiction in which such wells are situated.

(f)           None of  the Acquired Company or its Subsidiaries has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed on or in respect of any wells included in the Hydrocarbon Interests by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Body that may be applicable, and, to Seller’s Knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction.

(g)           The Production Contracts and other Contracts pursuant to which the Acquired Company or its Subsidiary leases or otherwise acquires or obtains operating rights affecting any Real Property or Personal Property given value in the Reserve Report are in good standing, valid and effective, and the rentals due by the Acquired Company or its Subsidiary to any lessor of any such Hydrocarbon Interests have been properly paid.

(h)           The Acquired Company and its Subsidiaries have timely and properly paid in accordance with the applicable Contract all royalties, overriding royalties and other burdens on production due by the Acquired Company and its Subsidiaries with respect to the Hydrocarbon Interests. All expenses relating to the ownership or operations of the Hydrocarbon Interests have been timely and properly paid or are pending payment and are within the payment terms set forth in the applicable operating agreement or other Contract concerning the Hydrocarbon Interest. All revenue received by the Acquired Company and its Subsidiaries, in their capacity as operator of the Hydrocarbon Interests, for the sale of Hydrocarbons, that is attributable to any joint working interest owner’s interest in the Hydrocarbon Interest, have been paid or are being held in suspense or will be timely and properly paid.

(i)           None of the Hydrocarbon Interests is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.

(j)           None of the Hydrocarbon Interests are subject to any Tax partnership agreement or provisions requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

3.31           Representations Relating to Seller’s Acquisition of the Purchase Price Shares.

(a)           Seller is acquiring the Purchase Price Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof.  Seller understands and acknowledges that the Purchase Price Shares have not been registered under the Securities Act or any state or foreign securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.  Seller further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to any third person with respect to any of the Purchase Price Shares.

(b)           Seller understands that an active public market for Buyer Common Stock may not now exist and that there may never be an active public market for the Purchase Price Shares acquired under this Agreement.

(c)           Seller either (i) is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act or (ii) is not a “U.S. Person” as defined in Regulation S as promulgated by the Securities and Exchange Commission under the Securities Act, and, in each case, shall submit to Buyer such further assurances of such status as may be reasonably requested by Buyer.

(d)           Seller, if a non-U.S. Person, agrees that it is acquiring the Shares in an offshore transaction pursuant to Regulation S and hereby represents to Buyer as follows:

(i)           Seller is outside the United States when receiving and executing this Agreement;

(ii)           Seller has not acquired the Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Shares; provided, however, that Seller may sell or otherwise dispose of the Shares pursuant to registration of the Shares under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(iii)           Seller understands and agrees that offers and sales of any of the Shares prior to the expiration of a period of one year after the Closing Date (the “Distribution Compliance Period”), shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom, and in each case only in accordance with all applicable securities laws; and

(iv)           Seller understands and agrees not to engage in any hedging transactions involving the Shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the Securities Act.

(v)           Seller hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Subscription Agreement, including: (a) any applicable legal requirements incumbent upon Seller within its jurisdiction for the purchase of the Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that Seller may need to obtain; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Such Seller’s subscription and payment for, and its continued beneficial ownership of the Shares, will not violate any applicable securities or other Laws of Seller’s jurisdiction.

(e)           Seller represents that neither it nor, to its knowledge, any Person or entity controlling, controlled by or under common control with it, nor any Person having a beneficial interest in it, nor any Person on whose behalf Seller is acting: (i) is a Person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in Buyer pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Seller”). Seller agrees to provide Buyer, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. Seller consents to the disclosure to U.S. regulators and law enforcement authorities by Buyer and its affiliates and agents of such information about Seller as is reasonably necessary or appropriate to comply with applicable U.S. anti-money-laundering, anti-terrorist and asset control laws, regulations, rules and orders. Seller acknowledges that if, following its investment in Buyer, Buyer reasonably believes that Seller is a Prohibited Seller or is otherwise engaged in suspicious activity or refuses to promptly provide information that Buyer requests, Buyer has the right or may be obligated to prohibit additional investments, and take any other actions required by Law.

(f)           Seller or its duly authorized representative realizes that because of the inherently speculative nature of business activities and investments of the kind contemplated by Buyer, Buyer’s financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Purchase Price Shares.

(g)           Seller acknowledges and agrees that Buyer was, at one time, a “shell company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Pursuant to Rule 144(i) under the Securities Act, securities issued by a current or former shell company (such as the Purchase Price Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after April 10,2009 (the date on which Buyer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company), and provided that at the time of a proposed sale pursuant to Rule 144, the issuer is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.  As a result, the restrictive legends on certificates for the Purchase Price Shares set forth below cannot be removed except in connection with an actual sale meeting the foregoing requirements.

3.32           No Corrupt Practices.

 i) None of Seller, the Acquired Company nor any of its Subsidiaries, nor any officer, director, employee, or agent of any of them, nor any stockholder of any of them acting on their behalf, has made any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to:

(i)           any Government Official for purposes of (A) (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such official, or (3) securing any improper advantage; or (B) inducing such Government Official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case in order to assist Seller, the Acquired Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or

(ii)           any foreign political party or official thereof or any candidate for foreign political office for purposes of (A) (1) influencing any act or decision of such party, official, or candidate in its or his official capacity, (2) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate, or (3) securing any improper advantage; or (B) inducing such party, official, or candidate to use its or his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality. in each case in order to assist Seller, the Acquired Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or

(iii)            any Person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Government Official, to any foreign political party or official thereof, or to any candidate for foreign political office, for purposes of (A) (1) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (2) inducing such Government Official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official, or candidate, or (3) securing any improper advantage; or (B) inducing such Government Official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case in order to assist Seller, the Acquired Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b)           The representations in Section 3.32(a) shall not apply to any facilitating or expediting payment to a Government Official, political party, or party official the purpose of which is to expedite or to secure the performance of a routine governmental action by a Government Official, political party, or party official.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof that the statements contained in this ARTICLE IV are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by Buyer to Seller (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall be arranged in sections corresponding to each Section of this ARTICLE IV. Each exception to a representation and warranty set forth in the Buyer Disclosure Schedule shall qualify the specific representation and warranty which is referenced in the applicable section of the Buyer Disclosure Schedule, and shall also qualify each other representation or warranty as to which the relevance of such item is reasonably apparent.

4.1           Organization and Good Standing.

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The Buyer Disclosure Schedule contains a complete and accurate list of each jurisdiction in which Buyer is qualified to do business.

(b)           Buyer is not in default under its Charter Documents. The Charter Documents of Buyer in the forms attached to the Buyer Disclosure Schedule are the Charter Documents of Buyer now in effect.

4.2           Capitalization.

(a)           The authorized Capital Stock of Buyer consists of 300,000,000 shares of Buyer Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Agreement, 26,000,243 shares of Buyer Common Stock are issued and outstanding, and no shares of preferred stock are issued or outstanding (not including shares of Buyer Common Stock to be issued pursuant to this Agreement, the Subscription Agreement or upon the closing of any Covered Offering that occurs on such date).  All of the outstanding shares of Buyer Common Stock were duly authorized, validly issued and fully paid and are nonassessable.

(b)           The Purchase Price Shares are duly authorized, and upon transfer of the Purchase Price Shares to Seller in accordance with the terms of ARTICLE II, will be validly issued, fully paid and nonassessable.  The Purchase Price Shares will be issued in compliance with applicable Laws. The Purchase Price Shares will not be issued in violation of any Contract to which Buyer is a party or is subject or in violation of any preemptive or similar rights of any Person.

(c)           Other than the shares of Buyer Common Stock referred to in Section 4.2(a) and as set forth in the Buyer Disclosure Schedule, Buyer does not have outstanding any Equity Securities or any other securities. Other than as set forth in the Buyer Disclosure Schedule, Buyer is not a party or subject to any Contract obligating Buyer to issue any Equity Securities or any other securities, and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of Buyer. Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(d)           Buyer is not a party to any joint venture, partnership, consortium or other similar agreement or arrangement.

(e)           Buyer does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f)           Buyer is not a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with Buyer Common Stock.

(g)           There are no obligations, contingent or otherwise, of Buyer to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3           Subsidiaries of Buyer.

(a)           Each Subsidiary of Buyer is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(b)           The Buyer Disclosure Schedule contains a true and complete list of the Subsidiaries of Buyer and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock. The outstanding shares of Capital Stock of each Subsidiary of Buyer (collectively, the “Buyer Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable, and are owned by Buyer or another Subsidiary of Buyer free and clear of all Liens.  The assigned capital of any Subsidiary incorporated or established in Colombia and its respective supplementary capital investment have been credited with the Superintendency of Corporations and is duly registered with Banco de la República as a foreign investment.

(c)           All of the Buyer Subsidiary Shares were issued in compliance with applicable Laws. None of the Buyer Subsidiary Shares was issued in violation of any Contract to which Buyer or any of its Subsidiaries is a party or is subject.

(d)           Other than the Buyer Shares set forth in the Buyer Disclosure Schedule, no Subsidiary of Buyer has outstanding any Equity Securities or any other securities. No Subsidiary of Buyer is a party or subject to any Contract obligating such Subsidiary to issue any Equity Securities or any other securities and, to Buyer’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of any Subsidiary of Buyer. No Subsidiary of Buyer has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)           No Subsidiary of Buyer has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f)           Other than the Subsidiaries set forth in the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries directly or indirectly owns any Equity Securities or other securities in any Person.

(g)           No Subsidiary of Buyer is a party to any joint venture, partnership, consortium or other similar agreement or arrangement.

(h)           Other than as set forth in this Agreement or any other Transaction Document, neither Buyer nor any of its Subsidiaries is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Buyer Subsidiary Shares.

(i)           There are no obligations, contingent or otherwise, of any Subsidiary of Buyer to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.4           Authority and Enforceability.  Buyer has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.5           No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Buyer or any of its Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Buyer or any of its Subsidiaries is a party, (B) of which Buyer or any of its Subsidiaries is a beneficiary or (C) by which Buyer or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Buyer or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer or any of its Subsidiaries. There are no consents, waivers, assignments or other approvals that are required in connection with the transactions contemplated by this Agreement under any Contract to which Buyer or any of its Subsidiaries is a party in order to preserve all rights of, and benefits to, Buyer and its Subsidiaries thereunder.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, except for any such Authorization, Order, registration, declaration, filing or notice, that the failure to comply with would not result in a Material Adverse Effect on Buyer or prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6           Financial Statements.  True and complete copies of Buyer’s audited consolidated financial statements consisting of the consolidated balance sheet of Buyer and its Subsidiaries as at December 31 in each of the years 2007 and 2008 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended (the “Buyer Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of Buyer and its Subsidiaries as at September 30, 2009, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Buyer Interim Financial Statements” and together with Buyer Audited Financial Statements, the “Buyer Financial Statements”), are included in the Buyer Disclosure Schedule. Buyer Financial Statements are true, complete and correct and have been prepared in accordance with United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis throughout the periods involved, subject, in the case of Buyer Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in Buyer Audited Financial Statements). Buyer Financial Statements are based on the books and records of Buyer and its Subsidiaries, and fairly present the financial condition of Buyer and its Subsidiaries as of the respective dates they were prepared and the results of the operations of Buyer and its Subsidiaries for the periods indicated. The consolidated balance sheet of Buyer and its Subsidiaries as of December 31, 2008, is referred to herein as the “Buyer Balance Sheet” and the date thereof as the “Buyer Balance Sheet Date” and the consolidated balance sheet of Buyer and its Subsidiaries as of September 30, 2009, is referred to herein as the “Buyer Interim Balance Sheet” and the date thereof as the “Buyer Interim Balance Sheet Date.” Each of Buyer and its Subsidiaries maintains a standard system of accounting established and administered in accordance with US GAAP.

4.7           No Undisclosed Liabilities.  Buyer and its Subsidiaries have no Liabilities, except (a) those which are adequately reflected or reserved against in Buyer Balance Sheet as of Buyer Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since Buyer Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

4.8           Buyer SEC Filings.  Buyer has filed all reports, schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since January 1, 2009 (collectively, the “Buyer SEC Reports”).  As of their respective dates, (i) Buyer SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) none of Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected by subsequent filings with the SEC.

4.9           Inventory.  Buyer and its Subsidiaries have no inventory (materials, supplies, parts, work-in-process or finished goods).

4.10           Accounts Receivable.  The accounts receivable of Buyer and its Subsidiaries as set forth on the Buyer Interim Balance Sheet or arising since the date thereof have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice.

4.11           Taxes.

(a)           All Tax Returns required to have been filed by each Buyer Company or a Relevant Group in respect of any material Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects, in all material respects, liability for Taxes and all other information required to be reported thereon. All Taxes owed by any Buyer Company or any member of a Relevant Group in respect of any Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Buyer Companies have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.

(b)           There is no action or audit currently pending or, to the Knowledge of Buyer, proposed or threatened against, or with respect to, the Buyer Companies in respect of any Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries. No Buyer Company is the beneficiary of any extension of time within which to file any Tax Return of or relating to Buyer or any of its Subsidiaries, nor have any of the Buyer Companies made (or had made on their behalf) any requests for such extensions. To the Knowledge of Buyer, no claim has ever been made by an authority in a jurisdiction where any of the Buyer Companies do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in relation to Buyer or any of its Subsidiaries. There are no Liens (other than Liens arising by operation of law for Taxes not yet due) on any of the stock or assets of Buyer or any of its Subsidiaries with respect to Taxes; nor are there any Liens on any of the stock or assets of any other Buyer Company with respect to Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries.

(c)           The Buyer Companies have withheld and timely paid all Taxes required to have been withheld and paid by or in respect of Buyer or any of its Subsidiaries and have complied with all information reporting and withholding requirements, including maintenance of required records with respect thereto.

(d)           There is no dispute or claim concerning any liability for Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries for which notice has been provided, or which, to the Knowledge of Buyer, is asserted or threatened. The Buyer Disclosure Schedule (i) lists all national, state, local, and foreign income Tax Returns filed by any the Buyer Company with respect to Buyer or any of its Subsidiaries for taxable periods ended on or after December 31, 2007, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Buyer has delivered to Seller correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any the Buyer Company with respect to Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries since January 1, 2006. No Buyer Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes payable or asserted to be payable by or in respect of Buyer or any of its Subsidiaries or has agreed to (or is subject to) any extension of time with respect to such a Tax assessment or deficiency.

4.12           Compliance with Law.

(a)           Each of Buyer and its Subsidiaries has complied with each, and is not in violation of any, applicable Law to which Buyer or any such Subsidiary or its respective business, operations, assets or properties is or has been subject, except for such noncompliance or violations that have not resulted and would not result in a Material Adverse Effect on Buyer; provided, however, no representation or warranty in this Section 4.12 is made with respect to Environmental Laws, which are covered exclusively in Section 4.22.

(b)           No event has occurred and no circumstances exist that with the passage of time or the giving of notice may reasonably be expected to result in a violation of, conflict with or failure on the part of Buyer or any of its Subsidiaries to comply with, any existing Law, except for such noncompliance or violations that have not resulted and would not result in a Material Adverse Effect on Buyer.  To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has received notice regarding any violation of, conflict with, or failure to comply with, any Law.

4.13           Authorizations.

(a)           Each of Buyer and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by Buyer or any such Subsidiary in the conduct of its business free and clear of all Liens, except for such Authorizations as to which the failure of Buyer or its Subsidiaries to own, hold or lawfully use has not resulted and would not result in a Material Adverse Effect on Buyer; provided, however, no representation or warranty in this Section 4.13 is made with respect to Environmental Permits, which are covered exclusively in Section 4.22. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All such Authorizations are listed in the Buyer Disclosure Schedule.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may reasonably be expected to result in a violation of, conflict with, failure on the part of Buyer or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization, except for such events that have not resulted and would not result in a Material Adverse Effect on Buyer. To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither Buyer nor any of its Subsidiaries is in default, nor, to Buyer’s Knowledge,  has Buyer or any of its Subsidiaries received notice of any claim of default, with respect to any Authorization.

(c)           No Person other than Buyer or one of its Subsidiaries owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Buyer or such Subsidiary owns or uses in the operation of its business as currently conducted or as proposed to be conducted, other than related to the Production Contracts.

4.14           Title to Personal Properties.

(a)           The Buyer Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by Buyer or any of its Subsidiaries as of the date of this Agreement, with a fair market value as of September 30, 2009, in excess of $10,000, specifying whether such property is owned or leased and the owner of such property and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)           With respect to personal properties and assets that are owned including all properties and assets reflected as owned on the Buyer Interim Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), Buyer or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens except for Permitted Liens.

(c)           With respect to personal properties and assets that are leased (“Buyer Leased Personal Property”), Buyer or one of its Subsidiaries has a valid leasehold interest in such Buyer Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other party(ies) thereto. None of Buyer, any of its Subsidiaries or, to the Knowledge of Buyer, any other party thereto is in breach of any of the terms of any such lease

(d)           Other than Buyer, its Subsidiaries, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Buyer Leased Personal Property (solely to the extent of their interest in such Buyer Leased Personal Property) no Person has any interest in any equipment or other tangible assets or properties used by Buyer or any of its Subsidiaries.

4.15           Real Property. There is no (i) real property or interests in real property owned in fee by Buyer or any of its Subsidiaries (the “Buyer Owned Real Property”), or (ii) real property or interests in real property leased by Buyer or any of its Subsidiaries (other than under the terms of the its Production Contracts) (the “Buyer Leased Real Property” and together with the Buyer Owned Real Property, the “Buyer Real Property”).

4.16           Intellectual Property.

(a)           Neither Buyer nor any of its Subsidiaries owns any right, title or interest in or to any Software (other than as described below), Patents, Copyrights or Marks (other than the names “La Cortez” (the “Buyer Marks”)).

(b)           The Buyer Disclosure Schedule lists all In-Bound Licenses pursuant to which a third party authorizes Buyer or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(c)           There are no Out-Bound Licenses pursuant to which Buyer or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Buyer Owned Intellectual Property or pursuant to which Buyer or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(d)           Buyer and/or one or more of its Subsidiaries exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of Buyer and its Subsidiaries as they are currently conducted or proposed to be conducted, free and clear of Liens, or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Buyer Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user license. The Buyer Marks, together with the Proprietary Information and Buyer’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Buyer Disclosure Schedule or that are “shrink-wrap” or similar commercially available end-user licenses (collectively, the “Buyer Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of Buyer’s and its Subsidiaries’ businesses as they are currently conducted and as proposed to be conducted.

(e)           Buyer has no Knowledge of any challenges (or any basis therefor) with respect to the validity or enforceability of any Buyer Intellectual Property. Neither Buyer nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Buyer Intellectual Property.

(f)           To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries, by conducting its business as currently conducted or as proposed to be conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. None of Buyer nor any of its Subsidiaries has received any communication alleging that Buyer or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to Buyer’s Knowledge, is there any basis therefor. No Action has been instituted, or, to Buyer’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Buyer or any of its Subsidiaries and none of Buyer Intellectual Property is subject to any outstanding Order. To Buyer’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Buyer or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Buyer Intellectual Property.

(g)           With respect to Buyer’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Buyer and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by Buyer or any of its Subsidiaries that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of Buyer and its Subsidiaries (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than Buyer and its Subsidiaries. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by Buyer or any of its Subsidiaries has been pursuant to the terms of binding written confidentiality agreement between Buyer or such Subsidiary and such third party (“Buyer Nondisclosure Agreements”). Buyer and its Subsidiaries are, and to Buyer’s Knowledge, all other parties thereto are, in compliance with the provisions of the Buyer Nondisclosure Agreements. Buyer and its Subsidiaries are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Buyer or any of its Subsidiaries to use, Proprietary Information owned by such third party.

(h)           The execution and delivery of this Agreement by Buyer does not, and the consummation of the Acquisition (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Buyer Intellectual Property, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of Buyer’s or any of its Subsidiaries’ rights to own any of its Intellectual Property or their respective rights under any In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

4.17           Absence of Certain Changes or Events.  Since the Interim Buyer Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a)           there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of Buyer and its Subsidiaries taken as a whole;

(b)           neither Buyer nor any of its Subsidiaries has amended or changed its Charter Documents;

(c)           neither Buyer nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

(d)           neither Buyer nor any of its Subsidiaries has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e)           neither Buyer nor any of its Subsidiaries has altered any term of any outstanding Equity Security or other security;

(f)           neither Buyer nor any of its Subsidiaries has (i) except in the ordinary course of business, increased or modified the compensation or benefits payable or to become payable by Buyer or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, (ii) except as provided for in this Agreement, increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of Buyer or any of its Subsidiaries, or (iii) entered into any employment, severance or termination agreement;

(g)           other than the sale of inventory in the ordinary course of business, neither Buyer nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of Buyer or any such Subsidiary;

(h)           neither Buyer nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness;

(i)           neither Buyer nor any of its Subsidiaries has created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements existing as of the Buyer Interim Balance Sheet Date and Permitted Liens;

(j)           neither Buyer nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

(k)           there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Buyer or any of its Subsidiaries;

(l)           none of Buyer or the Subsidiaries of Buyer has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this ARTICLE IV untrue or incorrect;

(m)           there has not been any material damage, destruction or loss with respect to the property and assets of Buyer or any of its Subsidiaries, whether or not covered by insurance;

(n)           neither Buyer nor any of its Subsidiaries has made any change in accounting practices;

(o)           neither Buyer nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or

(p)           none of Buyer or any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

4.18           Contracts.

(a)           The Buyer SEC Reports include as exhibits all material contracts that Buyer is required to file with the SEC.  Neither Buyer nor any of its Subsidiaries is a party or subject to, nor are any of their respective assets bound by, any other “Material Contract” as defined in Section 3.17, mutatis mutandis.

(b)           Each Contract included in a Buyer SEC Reports as an exhibit (a “Buyer Material Contract”) is in full force and effect and valid and enforceable in accordance with its terms.

(c)           Neither Buyer nor any of its Subsidiaries is, and to Buyer’s Knowledge after reasonable inquiry, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Buyer Material Contract, and neither Buyer nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. To Buyer’s Knowledge after reasonable inquiry, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Buyer Material Contract.

(d)           The Buyer SEC Reports contain accurate and complete copies of each Material Contract.

(e)           All Contracts other than Buyer Material Contracts to which Buyer or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “Buyer Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms, except where any such failure to be valid and enforceable individually or in the aggregate would not reasonably be expected have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by Buyer or any of its Subsidiaries, except in either case where such default individually or in the aggregate would not reasonably be expected have a Material Adverse Effect on Buyer.

4.19           Litigation.

(a)           There is no Action, (i) pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or any of its Subsidiaries, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  There is no Action against any current or, to Buyer’s Knowledge, former director or employee of Buyer or any of its Subsidiaries with respect to which Buyer or any such Subsidiary has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award against or affecting Buyer or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which Buyer or any of its Subsidiaries or any of their respective properties or assets are subject.  Each of Buyer and its Subsidiaries is in compliance with the terms of each Order required to be set forth on the Buyer Disclosure Schedule. To Buyer’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

4.20           [Reserved]

4.21           Labor and Employment Matters

(a)           The Buyer SEC Filings disclose in all material respects the information required to be disclosed therein relating to compensation of the Buyer’s directors and executive officers.

(b)           Neither Buyer nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining agreement. There have not been since January 1, 2007, and there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of Buyer or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to Buyer’s Knowledge, threatened. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)           Each of Buyer and its Subsidiaries has complied in all material respects with each, and is not in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Buyer and its Subsidiaries have (i) complied with requirements of Colombian Law relating to the enrollment of their personnel in the General Integral Social Security System in health, pensions and professional risks and have properly and timely paid the monthly installments accrued in favor of the social security system; (ii) enrolled their employees in a Colombian Family Compensation Fund as required by Colombian Law; (iii) timely paid the salaries, legal and voluntary benefits, overtime, rest and holiday pay, social benefits, personal equipment, vacations, severances and other applicable labor benefits, to which their personnel were entitled in accordance with Colombian Law; and (iv) complied with the obligations stipulated in Law 100 of 1993 covering labor risks and accidents of their employees.

(d)           Buyer and its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)           None of Buyer or any its Subsidiaries is a party to any Contract which restricts Buyer or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(f)           Buyer and its Subsidiaries have complied and are in compliance with the requirements of all applicable immigration Laws.

4.22           Environmental.

(a)           Each of Buyer and its Subsidiaries has obtained, and is in compliance with, all Environmental Permits required in connection with its operations and the Buyer Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Buyer Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. None of such Environmental Permits will be terminated or impaired or become terminable as a result of the Acquisition. Each of Buyer and its Subsidiaries has been, and is currently, in compliance with all Environmental Laws. Neither Buyer nor any of its Subsidiaries has received notice or to Buyer’s Knowledge neither any of the Operators of Buyer’s Hydrocarbon Interests, alleging that Buyer or any of its Subsidiaries is not in such compliance in all material respects with Environmental Laws. To the Knowledge of Buyer, no operator of Buyer’s Hydrocarbon Interests has received notice alleging that, with respect to Buyer’s Hydrocarbon Interests, such operator is not in compliance in all material respects with Environmental Laws.

(b)           There are no past, pending or, to Buyer’s Knowledge, threatened Environmental Actions against Buyer or any of its Subsidiaries, or to Buyer’s Knowledge against any operator of Buyer’s Hydrocarbon Interests relating to such Hydrocarbon Interests.  To Buyer’s Knowledge, there are no past, pending or threatened Environmental Actions affecting Buyer or any of its Subsidiaries or affecting any of Buyer’s Hydrocarbon Interests.

(c)           Neither Buyer nor any of its Subsidiaries, nor to Buyer’s Knowledge any operator of Buyer’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), has entered into or agreed to any Order, and neither Buyer nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(d)           Neither Buyer nor any of its Subsidiaries, nor to Buyer’s Knowledge any operator of Buyer’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests),  has received an information request from any Governmental Entity under any Environmental Law.

(e)           Buyer has provided to Seller true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of Buyer or any Subsidiary of Buyer (solely with respect to the Buyer Real Property or any other real property formerly owned, operated or leased by Buyer or any of its Subsidiaries) or that are in the possession of Buyer and relate to any of Buyer’s Hydrocarbon Interests.

(f)           The representations and warranties set forth in this Section 4.22 are the sole and exclusive representations and warranties of Buyer under this Agreement that address or relate in any way to any and all environmental matters, including any Release or threatened Release of a Hazardous Substance or compliance with or liabilities under any Environmental Law or any Environmental Permit.

4.23           Insurance.  The Buyer Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers Buyer or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Buyer Policies”) and (ii) a list of all pending claims and the claims history for Buyer and its Subsidiaries during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Buyer Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           The Buyer Disclosure Schedule describes any self-insurance arrangement by or affecting Buyer or any of its Subsidiaries, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.

(c)           All Buyer Policies are enforceable in accordance with their terms and will continue in full force and effect with respect to Buyer and its Subsidiaries following the Acquisition.

(d)           All premiums due under the Buyer Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither Buyer nor any of its Subsidiaries has received a notice of cancellation of any Buyer Policy or of any material changes that are required in the conduct of the businesses of Buyer and its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Buyer Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Buyer Policy or entitle any insurer to terminate or cancel any Buyer Policy. Buyer has no Knowledge of any threatened termination of, or material premium increase with respect to, any Buyer Policy and none of such Buyer Policies provides for retroactive premium adjustments.

4.24           Product Warranty. Except as set forth in the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has ever manufactured, sold, distributed, provided, shipped or licensed any Products other than Hydrocarbons.

4.25           Books and Records.  The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of Buyer and its Subsidiaries are correct and complete, and have been maintained in accordance with applicable Laws and commercial regulations and sound business practices. The minute books of Buyer and its Subsidiaries contain accurate and complete records of all meetings, or actions taken by written consent, of the stockholders, the board of directors and any committees of the board of directors, of Buyer and its Subsidiaries, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders, board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books.

4.26           Suppliers.  The Buyer Disclosure Schedule sets forth with respect to each of Buyer and its Subsidiaries (a) each supplier from whom purchases exceeded $10,000 in the year ended December 31, 2009, and (b) each supplier who constitutes a sole source of supply to Buyer or any of its Subsidiaries. The relationships of each of Buyer and its Subsidiaries with each such supplier are good commercial working relationships. No such supplier has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Buyer or any of its Subsidiaries. Neither Buyer nor its Subsidiaries have received notice that any such supplier may cancel or otherwise materially and adversely modify its relationship with Buyer or any of its Subsidiaries or limit its services, supplies or materials to Buyer or any of its Subsidiaries, either as a result of the Acquisition or otherwise.

4.27           Brokers or Finders.  Except for fees and commissions of $50,000 in cash and/or Buyer securities to Tucker Link, which will be paid by Buyer within five business days of Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Subsidiaries.

4.28           Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of Buyer or any of its Subsidiaries in favor of any Person.

4.29           Hydrocarbon Matters. Without limiting the generality of any of the foregoing representations and warranties:

(a)           Section 4.29(a) of the Buyer Disclosure Schedule contains a list of all Hydrocarbon Interests of the Buyer.

(b)           Each Hydrocarbon Interest entitles Buyer or its Subsidiaries to receive not less than the undivided interest set forth in (or derived from) the Buyer Disclosure Schedule of all of the Hydrocarbons produced, saved and sold from or attributable to such Hydrocarbon Interest.

(c)           Buyer or its Subsidiaries have good and defensible title to all Hydrocarbon Interests free and clear of any Liens except (i) Liens reflected in the Buyer Financial Statements, and (ii) Permitted Liens.

(d)           None of Buyer or its Subsidiaries has, nor to Buyer’s Knowledge has the operator of any of Buyer’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), received a written order from any Governmental Entity requiring, requesting or demanding, that any Well (i) be plugged and abandoned, or (ii) that has been plugged and abandoned has not been plugged and abandoned in accordance with applicable Contracts and the requirements of each Governmental Entity having jurisdiction over the subject Well.

(e)           None of Buyer or its Subsidiaries has, nor to Buyer’s Knowledge has the operator of any of Buyer’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), produced Hydrocarbons from its Hydrocarbon Interests in excess of regulatory allowances or other applicable limits imposed by any Laws or Governmental Entity on production, and Buyer has no Knowledge of any impending change in production allowables imposed by any Laws or Governmental Entity that may be applicable to any of the wells in which it holds an interest, other than changes of general application in the jurisdiction in which such wells are situated.

(f)           None Buyer or its Subsidiaries has,  nor to Buyer’s Knowledge has the operator of any of Buyer’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), received notice of any production penalty or similar production restriction of any nature imposed or to be imposed on or in respect of any wells included in the Hydrocarbon Interests by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Body that may be applicable, and, to Buyer’s Knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction.

(g)           To Buyer’s Knowledge, the Production Contracts and other Contracts pursuant to which the operators of Buyer’s or its Subsidiaries’ Hydrocarbon Interests lease or otherwise acquire or obtain operating rights affecting any Real Property or Personal Property are in good standing, valid and effective, and the rentals due by the operators of Buyer’s or its Subsidiaries’ Hydrocarbon Interests to any lessor of any such Hydrocarbon Interests have been properly paid.

(h)           Buyer and its Subsidiaries,  and to Buyer’s Knowledge the operator of any of Buyer’s Hydrocarbon Interests (to the extent relating to such Hydrocarbon Interests), have   timely and properly paid in accordance with the applicable Contract all royalties, overriding royalties and other burdens on production due by Buyer and its Subsidiaries with respect to the Hydrocarbon Interests. All expenses relating to the ownership or operations of Buyer’s Hydrocarbon Interests have been timely and properly paid or are pending payment and are within the payment terms set forth in the applicable operating agreement or other Contract concerning the Hydrocarbon Interest. To Buyer’s Knowledge, all revenue received by the operator of Buyer’s and its Subsidiaries’, Hydrocarbon Interests, for the sale of Hydrocarbons, that is attributable to any joint working interest owner’s interest in the Hydrocarbon Interest, have been paid or are being held in suspense or will be timely and properly paid.

(i)           None of Buyer’s Hydrocarbon Interests is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement.

(j)           Buyer and its Subsidiaries have fully complied with all obligations arising from the private agreements related with the Maranta E&P Contract and the PUT4 E&P Contract.

(k)           Buyer and its Subsidiaries hold the rights to a twenty percent (20%) undivided private participating interest in the Maranta E&P Contract, free and clear of any liens, claims, burdens, encumbrances, preferential rights or rights of first refusal (other than rights provided in the Contracts listed in Section 4.29(a) of the Buyer Disclosure Schedule), hedge contracts, futures, swaps, options or similar derivatives, pursuant to the terms and conditions set forth in the Farm Out Agreement for Maranta Block executed on February 5th, 2009 between its Subsidiary in Colombia and Emerald Energy PLC Sucursal Colombia and the Maranta Joint Operating Agreement executed between said companies.

(l)           Buyer and its Subsidiaries hold the rights to a fifty percent (50%) of undivided private participating interest in the PUT4 E&P Contract, free and clear of any liens, claims, burdens, encumbrances, preferential rights or rights of first refusal (other than rights provided in the Contracts listed in Section 4.29(a) of the Buyer Disclosure Schedule), hedge contracts, futures, swaps, options or similar derivatives, pursuant to the terms and conditions set forth in the Memorandum of Understanding dated December 4, 2008 executed by its Subsidiary in Colombia and Petroleos del Norte S.A. and the Joint Operating Agreement covering PUT4 Block executed between said companies.

(m)           To Buyer’s knowledge, the the Maranta and PUT4 E&P Contract are in good standing before Colombian government authorities and the parties thereto are in compliance with all material obligations arising thereunder.

4.30           No Corrupt Practices. (a) Neither Buyer nor any of its Subsidiaries, nor any officer, director, employee, or agent of any of them, nor any stockholder of any of them acting on their behalf, has made any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to:

(i)           any Government Official for purposes of (A) (1) influencing any act or decision of such Government Official in his official capacity, (2) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such official, or (3) securing any improper advantage; or (B) inducing such Government Official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case in order to assist Buyer or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or

(ii)           any foreign political party or official thereof or any candidate for foreign political office for purposes of (A) (1) influencing any act or decision of such party, official, or candidate in its or his official capacity, (2) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate, or (3) securing any improper advantage; or (B) inducing such party, official, or candidate to use its or his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality. in each case in order to assist Buyer or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or

(iii)            any Person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Government Official, to any foreign political party or official thereof, or to any candidate for foreign political office, for purposes of (A) (1) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (2) inducing such Government Official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official, or candidate, or (3) securing any improper advantage; or (B) inducing such Government Official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case in order to assist Buyer or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person.

(b)           The foregoing representations in Section 4.30(a) shall not apply to any facilitating or expediting payment to a Government Official, political party, or party official the purpose of which is to expedite or to secure the performance of a routine governmental action by a Government Official, political party, or party official.

4.31           No Other Representations; No Reliance. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations and financial condition of the Acquired Company and its Subsidiaries and of their business to the extent Buyer has deemed necessary to enable it to fully evaluate the merits and risks of closing the transactions contemplated by this Agreement.  Buyer acknowledges and agrees that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Acquired Company and its Subsidiaries for such purpose.  EXCEPT AS SET FORTH IN ARTICLE III OF THIS AGREEMENT, BUYER ACKNOWLEDGES THAT SELLER IS SELLING THE ACQUIRED SHARES TO BUYER WITHOUT MAKING, AND BUYER HAS NOT RELIED UPON, ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLER, THE ACQUIRED COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.

ARTICLE V.
COVENANTS OF SELLER

5.1           Resignations.  On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective as of the Closing, of all members of the boards of directors of their positions as directors (and, if requested by Buyer prior to Closing, of officers of their positions as officers) of the Acquired Company and its Subsidiaries.

5.2           Employees

(a)           . On or before the Closing Date, Seller shall cause the Acquired Company and its Subsidiaries (a) to enter into agreements with each of their respective employees in which the parties agree to mutually terminate the employment contract and the Acquired Company agrees to pay the employee an amount equal or greater than the amount of severance the employee would have been entitled to upon termination, and to have such agreements entered into and approved by the Ministry of Social Protection or Labor Judge, (b) to terminate the services of all of their respective contractors and consultants, and (c) to pay accrued salary, bonuses at the discretion of Seller, any required severance and/or benefits to the terminated employees.  Without limiting the application of Section 3.20(g), to the extent that any amounts so payable by the Acquired Company are not paid on or before the Closing Date, Seller shall cause the Acquired Company to have cash at Closing equal to any amounts so payable.  The forgoing is in addition to the Estimated Closing Cash Amount and/or Final Closing Cash Amount.

5.3           Intercompany Liabilities; Indebtedness; Release of Liens.

(a)           Prior to the Closing, Seller shall, and shall cause each of its Subsidiaries to, settle all intercompany accounts that are unpaid as of the Closing Date between the Acquired Company and its Subsidiaries, on the one hand, and Seller and its Subsidiaries (other than the Acquired Company and its Subsidiaries), on the other hand.

(b)           Prior to the Closing Date, Seller shall extinguish (i) all Indebtedness of the Acquired Company and its Subsidiaries, and (ii) all guarantees by the Acquired Company and its Subsidiaries of any Indebtedness of Seller and its Subsidiaries (other than the Acquired Company and its Subsidiaries).

(c)           Prior to the Closing Date, Seller shall have caused to be released all Liens in and upon any of the properties and assets of the Acquired Company and its Subsidiaries.

5.4           Confidentiality.

(a)           From and after the Closing, Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Acquired Company and its Subsidiaries, except to the extent that Seller can show that such information (a) is in the public domain through no fault of Seller or any of its Affiliates or (b) is lawfully acquired by Seller or any of its Affiliates after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)           Seller will retain any of its books and records that relate to the Acquired Company and/or any of its Subsidiaries in accordance with Seller’s record retention policies as presently in effect. During the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Buyer offering to surrender the same to Buyer at Buyer’s expense.

5.5           Restrictive Covenants.

(a)           Seller covenants that, commencing on the Closing Date, it will abide by and observe the provisions relating to non-competition set forth in Exhibit D.

(b)           Seller covenants that, during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any person who is or was employed as an employee, contractor or consultant by Buyer or any of its Affiliates or of the Acquired Company or any of its Subsidiaries during such period on a full- or part-time basis.

(c)           Seller acknowledges that the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Acquisition. Seller acknowledges that any violation of this Section 5.5 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.5, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled..

(d)           In the event that any covenant contained in this Section 5.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.5 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.6           Insurance.

(a)           To the extent that Seller shall be entitled under the terms and conditions of “occurrence” based Policies in effect on the date hereof to coverage for losses suffered by the Acquired Company or any of its Subsidiaries after the Closing arising out of any occurrences covered by such Policies occurring prior to the Closing, Seller shall, and shall cause its Subsidiaries to, use such efforts and take such actions to recover such losses on behalf of the Acquired Company or such Subsidiary of the Acquired Company pursuant to such Policies as it would use or take in conducting its own business in the ordinary course if such losses were suffered by Seller or any of its Subsidiaries, and shall deliver the proceeds thereby recovered to the Acquired Company or such Subsidiary of the Acquired Company. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Policy shall govern. Seller shall continue to maintain such Policies, to the extent they apply on the date hereof to the Acquired Company and its Subsidiaries, in full force and effect (and without any amendment that would be adverse, in any material respect, to the Acquired Company or any of its Subsidiaries) with respect to occurrences prior to and including the Closing. Seller shall continue to have the Acquired Company and each Subsidiary of the Acquired Company as a named insured party under each such Policy with respect to occurrences prior to and including the Closing.

(b)           Following the Closing, Buyer shall provide, and shall cause the Acquired Company and its Subsidiaries to provide, Seller with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by Seller pursuant to this Section 5.6.

5.7           Extension of Production Contracts.  From and after the Closing, Seller will use its commercially reasonable efforts (without being required to incur material amounts of expenses) to assist Buyer in negotiating with Ecopetrol the extension of the Production Contracts and the rights to explore and develop the exploration play in the Catatumbo region on terms satisfactory to Buyer and Seller.

5.8           Maintenance of Bogotá Office.  During the period from the Closing Date of this Agreement and continuing until one month thereafter, Seller, at its sole expense (including payment of all rent, utilities and other charges), shall cause the existing office of the Acquired Company at Cra. 7 No. 71-52, Torre A, Oficina 404 in Bogotá, Colombia (the “Bogotá Office”) to remain open and in operation as on the date of this Agreement.  At the end of such period, Seller shall cause the Bogotá Office to be closed and the lease and the utilities and other services therefore to be terminated and shall pay any and all expenses relating thereto, including, without limitation, lease and utility termination fees or penalties, moving, waste disposal and the like.

5.9           Lock-Up; No Shorting.

(a)           Seller covenants and agrees, except as provided below, not to (i) offer, sell, contract to sell, grant any option to purchase, hypothecate, pledge or otherwise dispose of or (ii) transfer title to any of (A) the Purchase Price Shares or (B) the shares of Buyer Common Stock, Warrants or Warrant Shares (as defined in the Subscription Agreement) acquired by Seller pursuant to the Subscription Agreement (collectively, the “Locked-up Securities”), during the period commencing on the Closing Date and ending on the expiration of 18 months after the Closing Date (the “Lock-up Period”), without the prior written consent of Buyer.  Notwithstanding the foregoing, Seller shall be permitted from time to time during the Lock-up Period, without the prior written consent of Seller, to participate in any transaction in which holders of Buyer Common Stock participate or have the opportunity to participate pro rata, including, without limitation, a merger, consolidation or binding share exchange involving Buyer, a disposition of Buyer Common Stock in connection with the exercise of any rights, warrants or other securities distributed to the Company’s stockholders, or a tender or exchange offer for Buyer Common Stock.

(b)           Seller covenants and agrees that, for a period commencing on the date hereof and terminating eighteen months after the Closing Date, Seller will not (and will cause its Subsidiaries not to), directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to Buyer Common Stock, borrow or pre-borrow any shares of Buyer Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to Buyer Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from Buyer Common Stock or otherwise seek to hedge its position in Buyer Common Stock.

ARTICLE VI.
COVENANTS OF BUYER

6.1           Environmental Matters.  Buyer shall use its commercially reasonable efforts to manage all Pre-Closing Environmental Liabilities and all Environmental Actions that may be related thereto in a diligent manner and in a manner that minimizes the liability of Seller with respect thereto, whether under this Agreement or otherwise.

6.2           Other Covenants.

(a)           Buyer covenants that, commencing on the Closing Date, it will abide by and observe the provisions relating to non-competition set forth in Exhibit D.

(b)           Buyer covenants that it will negotiate with Seller in good faith a right of first negotiation for technical services to be granted by the Acquired Company in favor Oranje-Nassau Energie B.V., on such reasonable commercial terms as the Parties shall agree.

(c)           Buyer acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the Acquisition. Seller acknowledges that any violation of this Section 6.2 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.2 which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled..

(d)           In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.2 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VII.
COVENANTS OF BUYER AND SELLER

7.1           Regulatory Approvals.  Each of Buyer and Seller shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the Acquisition and the transactions contemplated by this Agreement. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Acquisition.

7.2           Public Announcements.  Neither Buyer nor Seller nor any of their Subsidiaries shall, and Seller shall cause the Acquired Company not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the approval of the other, which shall not be unreasonably withheld or delayed; provided that Buyer or Seller may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the Acquisition.

7.3           Tax Matters.

(a)           Preparation and Filing of Tax Returns.

(i)           Tax Periods Ending on or Before the Acquired Balance Sheet Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Company and its Subsidiaries for all periods ending on or prior to the Acquired Balance Sheet Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Acquired Company and its Subsidiaries. Buyer shall endeavor to minimize the amount of Taxes due, including utilizing any tax losses, credits or other attributes available.  Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. Furthermore, with respect to the Colombian federal corporate income tax return of the Acquired Company and its Subsidiaries for the 2009 fiscal year, subject to the approval of such return by Seller, Seller shall pay to Buyer the amount of the Taxes with respect to such Tax Return within five days following any demand by Buyer for such payment to the extent not already reserved in the Acquired Balance Sheet.

(ii)           Tax Periods Beginning Before and Ending After the Acquired Balance Sheet Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Acquired Company and its Subsidiaries for Tax periods which begin before the Acquired Balance Sheet Date and end after the Acquired Balance Sheet Date. Buyer shall endeavor to minimize the amount of Taxes due, including utilizing any tax losses, credits or other attributes available.  Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(iii)           Buyer’s Responsibilities. Buyer will take no position on Tax Returns that relate to the Acquired Company or the Subsidiaries of the Acquired Company that would adversely affect Seller.

(iv)           Seller’s Responsibilities. Seller will include or have included in the consolidated income Tax Return of the Seller Group in Luxembourg for all periods or portions thereof through the Acquired Balance Sheet Date the income of the Acquired Company and its Subsidiaries for all such periods and will pay or cause to be paid any Luxembourg income Taxes attributable to such income. Seller will take no position on such Tax Returns that relate to the Acquired Company or its Subsidiaries that would adversely affect the Acquired Company or its Subsidiaries after the Acquired Balance Sheet Date.

(b)           Cooperation in Filing Tax Returns. Buyer and Seller shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of the Acquired Company and its Subsidiaries for the Tax periods ending on or before the Acquired Balance Sheet Date until the later of either (i) the expiration of the applicable statute of limitations, including that related to the utilization of net operating loss carry-forwards (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them, provided that such party shall give to the other party the notice described in Section 11.1 prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c)           Allocation of Certain Taxes.

(i)           If the Acquired Company and its Subsidiaries are permitted but not required under applicable state, local, or foreign income tax Laws to treat the Acquired Balance Sheet Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii)           In the case of Taxes arising in a taxable period of the Acquired Company or any of its Subsidiaries that includes, but does not end on, the Acquired Balance Sheet Date, except as provided in Section 7.3(c)(iii), the allocation of such Taxes between the Pre-Cutoff Period and the Post-Cutoff Period shall be made on the basis of an interim closing of the books as of the end of the Acquired Balance Sheet Date. “Post-Cutoff Period” means any taxable period or portion thereof beginning after the Acquired Balance Sheet Date. If a taxable period begins on or prior to the Acquired Balance Sheet Date and ends after the Acquired Balance Sheet Date, then the portion of the taxable period that begins on the day following the Acquired Balance Sheet Date shall constitute a Post-Cutoff Period. “Pre-Cutoff Period” means any taxable period or portion thereof that is not a Post-Cutoff Period.

(iii)           In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Acquired Balance Sheet Date, the portion of such Tax which relates to the portion of such taxable period ending on the Acquired Balance Sheet Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Acquired Balance Sheet Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Acquired Balance Sheet Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Acquired Company and its Subsidiaries.

(d)           Carryovers, Refunds, and Related Matters.

(i)           Refunds.  Except as provided for in the second sentence of this Section 7.3(d)(i) and in Section 7.3(d)(ii), any refund of Taxes (including any interest thereon) that relates to the Acquired Company or any of its Subsidiaries shall be the property of the Acquired Company or the Subsidiary of the Acquired Company, as applicable, and shall be retained by the Acquired Company or the Subsidiary of the Acquired Company (or promptly paid by Seller to the Acquired Company or Subsidiary of the Acquired Company if any such refund (or interest thereon) is received by Seller or any of its respective Subsidiaries or Affiliates). If the Acquired Company or any of its Subsidiaries receives a refund of any Tax paid by Seller with respect to the Colombian federal corporate income tax return of the Acquired Company and its Subsidiaries for the 2009 fiscal year, then the Acquired Company or the Subsidiary of the Acquired Company, as the case may be, promptly shall pay or cause to be paid to Seller the amount of such refund together with any interest thereon, but net of any Taxes imposed on Buyer or any of its Subsidiaries or Affiliates with respect thereto.

(ii)           Acquired Company Refunds Received by Seller.  Except with respect to Tax Returns described in Section 7.3(a)(iv), if any item of loss or credit of the Acquired Company or any of its Subsidiaries (or successor thereto) for a Post-Cutoff Period is carried back to a Pre-Cutoff Period, is used or otherwise absorbed and results in a refund directly to or an actually recognized reduction of Taxes otherwise payable by a Seller Party, then Seller will, within 10 Business Days following the receipt of any such refund or other final recognition of such Tax benefit, pay the portion of such refund or benefit attributable to such carryback, net of any Taxes imposed on any Seller Party with respect thereto, to the Acquired Company or such Subsidiary of the Acquired Company, as the case may be. Upon Buyer’s request, Seller shall take actions as are reasonably required to obtain such refund or benefit at Buyer’s request, including through the filing of amended Tax Returns or claims for refund, provided that Buyer shall reimburse Seller’s costs for doing so.  “Seller Party” means Seller and any Subsidiary or Affiliate of Seller, other than the Acquired Company or any of its Subsidiaries.

(e)           Payment of Transfer Taxes and Fees. Each of Buyer and Seller shall bear its own Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement.

7.4           Use of Certain Names.  Seller agrees that, for a period of six months after the Closing Date, the Acquired Company and its Subsidiaries may continue use the Names in the conduct of the business of the Acquired Company and its Subsidiaries and to distribute product literature that uses any Names and distribute products with labeling that uses any Names, provided that Buyer has marked, or has caused the Acquired Company and its Subsidiaries to mark, such product literature and such labeling to indicate that the Acquired Company and its Subsidiaries have been sold to Buyer and are independent of Seller. In no event shall Buyer, the Acquired Company or their respective Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Acquired Company and its Subsidiaries, as the case may be, during the three-year period preceding the Closing Date. “Names” means the Avante Marks or any name, logo or trademark that includes “Avante,” any variation and derivatives thereof and any other logos or trademarks of Seller or its Affiliates after the Closing.  At the conclusion of such six-month period, Buyer may in its sole discretion give written notice to Seller that it intends to continue the to use the Names, literature and labeling as described in this Section 7.4, in which case Buyer’s right under this Section will continue indefinitely.

7.5           Further Assurances.  Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Acquisition.

7.6           Joint Venture.  Buyer and Seller shall negotiate in good faith and enter into a joint venture pursuant to the terms outlined on Exhibit D attached hereto and incorporated herein.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1           Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, required to permit the Acquisition shall have been obtained or made and shall be in full force and effect.

(b)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Acquisition which makes the consummation of the Acquisition illegal.

(c)           Seller and Buyer shall have executed and delivered the Subscription Agreement.

(d)           Seller and Buyer shall have executed and delivered the Stockholder Agreement.

8.2           Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)           The representations and warranties of Seller set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)           Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied by Seller with at or prior to the Closing Date.

(c)           No Action shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyer to own the Acquired Shares and to control the Acquired Company and its Subsidiaries or (iii) seeking to restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Acquired Company and its Subsidiaries, taken as a whole, or compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Acquired Company and its Subsidiaries, taken as a whole, or of Buyer and its Subsidiaries, taken as a whole. No such Order shall be in effect.

(d)           No Law shall have been enacted or shall be deemed applicable to the Acquisition which has any of the effects set forth in clauses (i) through (iii) in Section 8.2(c).

(e)           Buyer shall have received a written opinion from Thompson & Knight LLP and from Allen & Overy, counsels to Seller, addressed to Buyer, dated as of the Closing Date, in the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively.

(f)           Seller shall have obtained the Consent of each Person whose Consent is required under the Contracts set forth in Schedule 8.2(e) and shall have provided evidence of each such Consent in form and substance reasonably satisfactory to Buyer.

(g)           Seller shall have delivered to Buyer evidence of (i) the release of all Liens with respect to the property and assets of the Acquired Company and its Subsidiaries, (ii) the repayment of all outstanding Indebtedness of the Acquired Company and its Subsidiaries, (iii) the repayment or other cancellation of all intercompany accounts between Seller and its Subsidiaries (other than the Acquired Company or any of its Subsidiaries), on the one hand, and the Acquired Company or the Subsidiaries of the Acquired Company, on the other hand, and (iv) the release of all guarantees by the Acquired Company or the Subsidiaries of the Acquired Company of any Indebtedness or other obligation of any third party, including Seller or any of its Affiliates, in each case in form and substance satisfactory to Buyer.

(h)           Seller shall have delivered to Buyer a certificate of the director of Seller dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition; and (B) to the incumbency and specimen signature of each officer of Seller executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of Seller as to the incumbency and signature of the director of Seller.

(i)           Seller and Escrow Agent shall have executed and delivered the Escrow Agreement.

8.3           Conditions to Obligation of Seller.  The obligation of Seller to consummate the Acquisition is subject to the satisfaction (or waiver by Seller in its sole discretion) of the following further conditions:

(a)           The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)           Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

(c)           No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect

(d)           No Law shall have been enacted or shall be deemed applicable to the Acquisition which has any of the effects set forth in Section 8.3(c).

(e)           Seller shall have received a written opinion from Gottbetter & Partners, LLP, counsel to Buyer, addressed to Seller, dated as of the Closing Date, in the form attached hereto as Exhibit F.

(f)           Buyer shall have delivered to Seller a certificate of the Secretary of Buyer dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Acquisition; and (B) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer.

(g)           Buyer shall have executed and delivered to Seller the Registration Rights Agreement.

ARTICLE IX.
[RESERVED]

ARTICLE X.
INDEMNIFICATION

10.1           Survival.

(a)           Except as set forth in Section 10.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of 18 months.

(b)           The representations and warranties of Seller contained in Section 3.21 (Environmental) shall survive the Closing for a period of two years following the Closing.

(c)           The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing for a period of 18 months. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until 18 months following any breach thereof by the obligated Party.

(d)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 10.2 or 10.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

10.2           Indemnification by Seller.

(a)           Subject to the limitations set forth in this ARTICLE X, Seller shall indemnify and defend Buyer and its Affiliates (including, following the Closing, the Acquired Company and its Subsidiaries) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 10.2) net of any insurance premiums obtained or to be obtained (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i)           the failure of any representation and warranty or other statement by Seller contained in this Agreement or in any certificate to be furnished to Buyer at the Closing, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;

(ii)          any breach of any covenant or agreement of Seller contained in this Agreement;

(iii)         any fees, expenses or other payments incurred or owed by Seller, the Acquired Company or any of its Subsidiaries to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;

(iv)         [reserved];

(v)          any Pre-Closing Environmental Liabilities and any Environmental Action arising out of or in connection therewith if the Loss arises within two years following the Closing;

(vi)         the matters set forth on Schedule 10.2(a)(vi); and

(vii)        all other items provided in this Agreement to be at the cost, expense or liability of Seller.

(b)           Seller shall not be liable for any Loss or Losses pursuant to Section 10.2(a)(i) with respect to Losses not arising under Section 3.21 (Environmental) (“Generic Buyer Warranty Losses”) (i) unless and until the aggregate amount of all Generic Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $25,000, in which event Seller shall only be liable for such Generic Buyer Warranty Losses in excess of such amount, and (ii) to the extent that Generic Buyer Warranty Losses exceed $1,000,000 in the aggregate.

(c)           Seller shall not be liable for any Environmental Losses (i) unless and until the aggregate amount of all such Environmental Losses incurred by the Buyer Indemnitees exceeds $150,000, in which event Seller shall only be liable for fifty percent (50%) of all Environmental Losses incurred by the Buyer Indemnitees in excess of such amount, and (ii) to the extent that Environmental Losses exceed $5,150,000. For purposes of this Agreement, “Environmental Losses” means any Loss or Losses pursuant to any of (x) Section 10.2(a)(i) arising under Section 3.21 (Environmental), (y) Section 10.2(a)(v) or (z) Section 10.7.

(d)           Seller shall not be liable for any Loss or Losses pursuant to Section 10.2(a)(vi) (“Buyer Tax Losses”) to the extent that Buyer Tax Losses exceed $231,000 in the aggregate or, with respect to any specific matter listed on Schedule 10.2(a)(vi), the amount allocated to that specific matter on Schedule 10.2(a)(vi).

(e)           Notwithstanding anything herein to the contrary, nothing contained in Sections 10.2(b), 10.2(c) or 10.2(d) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

(f)           The indemnification provisions contained in this Agreement reflect the contractual agreement of Buyer and Seller regarding risk allocation with respect to Environmental Losses and other matters.  By agreeing to these provisions, neither Seller, the Acquired Company nor its Subsidiaries are acknowledging any wrongdoing or liability with respect to any matter, and these provisions shall not act as a waiver or otherwise limit any defenses that may be available to Seller, the Acquired Company or its Subsidiaries with respect to any Third Party Claims.

10.3           Indemnification by Buyer.

(a)           Subject to the limitations set forth in this ARTICLE X, Buyer shall indemnify and defend Seller and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses, net of any insurance premiums obtained or to be obtained, resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i)           the failure of any representation and warranty or other statement by Buyer contained in this Agreement) or in any certificate to be furnished to Seller at the Closing, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date; and

(ii)           any breach of any covenant or agreement of Buyer contained in this Agreement; and

(iii)           all other items provided in this Agreement to be at the cost, expense or liability of Buyer.

(b)           Buyer shall not be liable for any Loss or Losses pursuant to Section 10.3(a)(i) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds $25,000, in which event Buyer shall only be liable for such Seller Warranty Losses in excess of $25,000, and (ii) to the extent that Seller Warranty Losses exceed $1,000,000 in the aggregate; provided that nothing contained in this Sections 10.3(b) shall be deemed to limit or restrict in any manner any rights or remedies which Seller has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

(c)           The indemnification provisions contained in this Agreement reflect the contractual agreement of Buyer and Seller regarding risk allocation with respect to Environmental Losses and other matters.  By agreeing to these provisions, neither Buyer nor its Subsidiaries are acknowledging any wrongdoing or liability with respect to any matter, and these provisions shall not act as a waiver or otherwise limit any defenses that may be available to Buyer or its Subsidiaries with respect to any Third Party Claims.

10.4           Indemnification Procedures for Third Party Claims.

(a)           In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE X (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)           Subject to the further provisions of this Section 10.4, the Indemnitor will have 60 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor or (C) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim.

(c)           The Indemnitor will not be entitled to assume the Third Party Defense if:

(i)          the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages;

(ii)         the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or

(iii)        the Third Party Claim would give rise to Losses which exceed $2,500,000.

(d)           Seller will not be entitled to assume the Third Party Defense if the Third Party Claim relates to or arises in connection with any Environmental Action. Buyer shall have the right (i) to defend, conduct and control, with counsel of its choice, any Environmental Action, and (ii) to compromise or settle any Environmental Action, and shall, subject to the limitations contained in this Agreement, be indemnified by Seller, provided that Buyer will not consent to the entry of any judgment or enter into any settlement without the written consent of Seller (such consent not unreasonably be withheld or delayed). In the event that Buyer is required or deems it necessary to perform any Remedial Work in connection with an Environmental Action, or to avoid the initiation of an Environmental Action, whether or not formal proceedings have been initiated or threatened with respect thereto, Buyer shall have the right to commence and thereafter prosecute to completion all such Remedial Work, and shall, subject to the limitations of this Agreement, be indemnified by Seller with respect to any and all Losses incurred in connection therewith, provided that Buyer will not commence or prosecute such Remedial Work without the written consent of Seller (such consent not unreasonably be withheld or delayed). “Remedial Work” means any response action, removal action, remedial action, closure, corrective action, regulatory permitting, monitoring program, risk assessment, deed restriction, sampling program, investigation or other activity required, allowed by or consistent with Environmental Law to clean up, remove, remediate, treat, abate or otherwise address any Hazardous Substance.

(e)           If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee and not promptly caused to be discharged by the Indemnitor, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(f)           If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor assumes a Third Party Defense and is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(g)           In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 10.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section10.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor (unless the Indemnitor is not entitled to assume the Third Party Defense pursuant to Section 10.4(c)(iii), in which case the fees and expenses of the Indemnitee’s legal counsel shall be paid by the Indemnitee). In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. If the Indemnitor fails to or is not entitled to assume the defense of such Third Party Claim pursuant to this Section 10.4, the Indemnitor shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall be at the expense of the Indemnitor, and the Indemnitee shall have ultimate control of the defense (subject to the other provisions of this Section).  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed).  If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(h)           Each party to this Agreement shall use its commercially reasonable efforts to keep the other Person fully informed of the status of any Third-Party Claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

10.5           Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

10.6           Payment of Claims.  In lieu of paying cash to satisfy its indemnification obligations under this Agreement, Seller, at its option, may satisfy such obligations in whole or in part by surrender of Purchase Price Shares to Buyer or, in case of Claims for Environmental Losses, with Escrow Purchase Price Shares; provided that, if any indemnification obligation for Environmental Losses remains unsatisfied for more than thirty days after the amount of the indemnification obligation is finally determined, then Buyer, at its option, may elect to receive Escrow Purchase Price Shares in lieu of cash to satisfy such obligations in accordance with the terms of the Escrow Agreement.  For purposes of any such payment, the value of a Purchase Price Share delivered in satisfaction of an indemnity claim (the “Share Value”) shall be the volume-weighted average sale prices of the Buyer Common Stock on the OTC Bulletin Board or primary stock exchange on which the Common Stock is then listed for the 60 most recent trading days on which sales have occurred ending on the trading day prior to the relevant date of determination; provided that, if the Buyer Common Stock is not then quoted on the OTC Bulletin Board or any stock exchange, then the Share Value shall be determined by independent appraisal by a mutually selected appraiser.  If Buyer and Seller are unable to agree on the independent appraiser within five Business Days after a notice by Seller of its intent to deliver shares in lieu of cash, or a notice by Buyer of its intent to receive Escrow Purchase Price Shares in lieu of cash, as the case may be, then either Buyer or Seller may request that the American Arbitration Association appoint an arbitrator according to its rules who shall then select an appraiser.  In all cases, the Share Value shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock during the period of calculation and, thereafter, until delivery of the Buyer Common Stock in payment of indemnification obligations pursuant to this Section 10.6.

10.7           No Contribution.  Seller acknowledges and agrees that, upon and following the Closing, neither the Acquired Company nor any of its Subsidiaries shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. Seller shall have no right of contribution against the Acquired Company or any of its Subsidiaries with respect to any such indemnification or other claim.

10.8           No Consequential Damages.  Except with respect to amounts actually paid by Indemnitees with respect to Third Party Claims, Seller shall not be liable for (i) any punitive damages or any consequential damages, or any diminution in value, regardless of the form of action through which such damages are sought, (ii) any lost profits of any Person, even if under applicable Law such lost profits would not be considered consequential or special damages, or (iii) without limiting the generality of the foregoing, any damages calculated by using or taking into account any multiple of earnings, book value or cash flow, in each case except if such damages arise from fraud or from willful misrepresentation or willful breach of warranty.  For the purpose of this Section 10.8, the term “consequential damages” shall mean damages that are not the natural, probable and reasonably foreseeable result of the breach.

10.9           Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to purchase price.

10.10           Mitigation.  Each Indemnitee shall use reasonable efforts to mitigate any liabilities and damages for which it may claim indemnification under this ARTICLE X.

10.11           Exclusive Remedy. The indemnities provided for in this ARTICLE X shall be the sole and exclusive remedy of the parties after the Closing with respect to, arising out of, or resulting from this Agreement (including for any inaccuracy of any representation or warranty or any failure or breach of any covenant, obligation, condition or agreement contained in this Agreement); provided, however, that the foregoing shall not (i) limit the rights of any party to seek any equitable remedy available to enforce the rights of such party under this Agreement or (ii) limit the right of a party to seek any available remedy for fraud or willful misrepresentation or willful breach of warranty.  Each party covenants and agrees that following the Closing it shall not seek or assert any other remedy hereunder, other than any equitable remedy available to enforce the rights of such party under this Agreement and the right of such party to seek any available remedy for fraud or willful misrepresentation or willful breach of warranty.

ARTICLE XI.
MISCELLANEOUS

11.1           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the date of receipt if mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

La Cortez Energy, Inc.
Calle 67 #7-35 Oficina 409
Bogotá, Colombia
Attention:  Andres Gutierrez Rivera, President & CEO
Office:  571-485-2020
Office:  941-870-5433
Facsimile:  571-605-6937
agutierrez@lacortezenergy.com

With a required copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, New York  10022
USA
Attention:  Adam S. Gottbetter
Facsimile:  212-400-6901
Telephone:  212-400-6900
asg@gottbetter.com

-and-

Legal & Business Consulting
Carrera 14 No. 119 – 24
Bogotá, Colombia
Attention: Patricia Mantilla Neissa
Telephone: 571-6126440
PatriciaMantilla@LegalBC.com

If to Seller, to:

c/o Oranje Nassau Energie BV
Rembrandt Tower 22 floor
1096 HA Amsterdam
The Netherlands
Attention:  Alexander Berger, CEO
Office:  31-20-56-7166
Facsimile:  31-20-567-7122
berger@onebv.com

With a required copy to:

Thompson & Knight LLP
One Arts Plaza
1722 Routh Street, Suite 1500
Dallas, TX 75201-2533
USA
Attention: Andrew B. Derman
Facsimile: 214-969-1751
Telephone: 214-969-1700
Andrew.Derman@tklaw.com

-and-
Allen & Overy Luxembourg
33 avenue J.F. Kennedy
L-1855 Luxembourg
PO Box 5017
L-1050 Luxembourg
Attention:  Marc Feider
Telephone: +352-44-44-55-1

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2           Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.3           Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

11.4           Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Acquired Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.5           Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

11.6           Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan for the purposes of any Action arising out of this Agreement or any transaction contemplated by this Agreement. Each party agrees to commence any such Action solely in such court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.7           Dispute Resolution.

(a)           Notification.  A party who desires to submit a controversy or claim arising out of this Agreement or any related agreement (a “Dispute”) for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.

(b)           Mediation.  Subject to the requirements of negotiation between Senior Executives pursuant to  the parties to the Dispute shall seek to resolve the Dispute by mediation. Within 30 days after the date of the first negotiation meeting among Senior Executives, any party to the Dispute may initiate such mediation pursuant to the mediation rules of the Chamber of Commerce of New York then in effect, as modified herein, by sending all other parties to the Dispute a written request that the Dispute be mediated.  The parties receiving such written request will promptly respond to the requesting party so that all parties to the Dispute may jointly select a neutral mediator and schedule the mediation session.  The mediator shall meet with the parties to the Dispute to mediate the Dispute within 30 days after the date of receipt of the written request for mediation. Notwithstanding the above, any party may initiate arbitration proceedings such Dispute within 30 days after the date of the Mediation proceedings have finalized.

(c)           Arbitration.  Any Dispute not finally resolved by alternative dispute resolution procedures, shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(i)          Rules.  The arbitration shall be conducted in accordance with the arbitration rules (as then in effect) of the of the American Arbitration Association (the “Rules”).

(ii)         Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within 30 days after the filing of the arbitration. For greater certainty, The filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(iii)        Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute.  If the parties to the Dispute fail to agree on the arbitrator within 30 days after the filing of the arbitration, then the American Arbitration Association shall appoint the arbitrator. If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the American Arbitration Association shall appoint the remainder of the three arbitrators not yet appointed.

(iv)        Consolidation.  If the parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(v)         Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Dallas, Texas, United States.

(vi)        Language.  The arbitration proceedings shall be conducted in the Spanish or English language and the arbitrator(s) shall be fluent in the English language.

(vii)       Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(viii)      Interim Measures. During the Arbitration proceedings, the parties shall continue with the execution of the Contract and of the Agreement, except if the subject matter of the arbitration makes impossible its execution.

(ix)         Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award tribunal costs and attorneys’ fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne by the non-winning party or proportionally to each party’s success in the award, in the manner determined by the arbitral tribunal.

(x)          Interest.  The award may include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.

(xi)         Currency of Award.  The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

11.8           Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of signatures delivered by facsimile or electronic transmission with original copies to follow by mail or courier service.

11.9           Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of ARTICLE X hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.10           Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

11.11           Captions
.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12           Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13           Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

11.14           Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under Lux GAAP or US GAAP, as the context requires.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

La Cortez Energy, Inc. (as Buyer)

By:	/s/ Andres Gutierrez Rivera
Name:	Andres Gutierrez Rivera
Title:	Chief Executive Officer

Avante Petroleum S.A. (as Seller)

By:	/s/ Dirk Groen
Name:	Dirk Groen
Title:	Chief Executive Officer